UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Coeur d’Alene Mines Corporation

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COEUR D’ALENE MINES CORPORATION
505 Front Avenue
Post Office Box I
Coeur d’Alene Idaho 83816

Dear Shareholder:

2010 was a record-setting year for your Company. With our three new precious metals mines now in production and the rebirth of our flagship Rochester mine under way, Coeur is delivering robust production, metal sales and cash flow in strong metals markets.

At this year’s Annual Meeting of Shareholders, the Board of Directors recommends you vote promptly on the following proposals that will continue positioning your Company for the future:

•	Elect our Board of Directors;

•	Ratify the appointment of KPMG as our independent registered public accounting firm;

•	Approve an advisory resolution on executive compensation;

•	Conduct an advisory vote on the frequency of future advisory votes on executive compensation; and

•	Transact such other business that properly comes before the Annual Meeting.

We hope you will attend this year’s Annual Meeting of Shareholders, to be held at The Coeur d’Alene Resort and Conference Center, Second Street and Front Avenue, Coeur d’Alene, Idaho at 9:30 a.m., local time, on May 10, 2011.

Only shareholders of record at the close of business on March 21, 2011 are entitled to notice of, and to vote at, the Annual Meeting.

Respectfully,

/s/  Dennis E. Wheeler

DENNIS E. WHEELER,
Chairman of the Board, President
and Chief Executive Officer

Coeur d’Alene, Idaho
March 29, 2011

COEUR D’ALENE MINES CORPORATION
505 Front Avenue
Post Office Box I
Coeur d’Alene Idaho 83816

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

Notice is hereby given that our Annual Meeting of Shareholders will be held at The Coeur d’Alene Resort and Conference Center, Second Street and Front Avenue, Coeur d’Alene, Idaho, on Tuesday, May 10, 2011, at 9:30 a.m., local time, for the following purposes:

1. Elect the nine directors named in the Proxy Statement to serve for the ensuing year and until their respective successors are duly elected and qualified;

2. Ratify the appointment of KPMG as our independent registered public accounting firm;

3. Approve an advisory resolution on executive compensation;

4. Conduct an advisory vote on the frequency of future advisory votes on executive compensation; and

5. Transact such other business as properly may come before the Annual Meeting.

Nominees for directors to be elected at the Annual Meeting are set forth in the enclosed Proxy Statement.

Only shareholders of record at the close of business on March 21, 2011, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the Annual Meeting.

YOUR VOTE IS IMPORTANT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2011. OUR PROXY STATEMENT IS ATTACHED. FINANCIAL AND OTHER INFORMATION CONCERNING COEUR D’ALENE MINES CORPORATION IS CONTAINED IN OUR 2010 ANNUAL REPORT TO SHAREHOLDERS. YOU MAY ACCESS THIS PROXY STATEMENT AND OUR 2010 ANNUAL REPORT TO SHAREHOLDERS AT http://bnymellon.mobular.net/bnymellon/cde

Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy in order to ensure the presence of a quorum.

Registered holders may vote:

1. By Internet: go to http://www.proxyvoting.com/cde;

2. By toll-free telephone: call 1-866-540-5760; or

3. By mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

Beneficial Shareholders.  If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

By order of the Board of Directors,

/s/  Dennis E. Wheeler
DENNIS E. WHEELER
Chairman of the Board, President and
Chief Executive Officer

Coeur d’Alene, Idaho
March 29, 2011

COEUR D’ALENE MINES CORPORATION

PROXY STATEMENT

2011 ANNUAL MEETING OF SHAREHOLDERS

MAY 10, 2011

General

This proxy statement is furnished in connection with the solicitation by our Board of Directors of proxies of shareholders for shares to be voted at the Annual Meeting of Shareholders to be held at The Coeur d’Alene Resort and Conference Center, Second Street and Front Avenue, Coeur d’Alene, Idaho, on Tuesday, May 10, 2011, at 9:30 a.m., and any and all adjournments or postponements thereof.

Any shareholder executing a proxy has the right to revoke it at any time prior to its exercise by giving notice to our Secretary.

This proxy statement and the accompanying proxy are first being made available to our shareholders on or about March 29, 2011.

Pursuant to applicable Idaho law, there are no dissenters’ or appraisal rights relating to the matters to be acted upon at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Shareholders to be held on May 10, 2011: The Company’s Proxy Statement and Annual Report to Shareholders are available at http://bnymellon.mobular.net/bnymellon/cde.

VOTING SECURITIES

All shareholders of record as of the close of business on March 21, 2011 are entitled to vote at the Annual Meeting and any adjournment or postponement thereof upon the matters listed in the Notice of Annual Meeting. Each shareholder is entitled to one vote for each share held of record on that date. As of the close of business on March 21, 2011, a total of 89,524,914 shares of our common stock were outstanding.

Shares represented by a proxy will be voted according to the instructions, if any, given in the proxy. Unless otherwise instructed, the person or persons named in the proxy will vote:

•	FOR the election of the nine nominees for directors listed herein (or their substitutes in the event any of the nominees is unavailable for election);

•	FOR the ratification of KPMG as our independent registered public accounting firm;

•	FOR the approval of the advisory resolution on executive compensation;

•	for every THREE YEARS with respect to the advisory vote on the frequency of future advisory votes on executive compensation; and

•	in their discretion with respect to such other business as properly may come before the Annual Meeting.

If you received a paper copy of the proxy materials by mail and wish to vote your proxy by mail, mark your vote on the enclosed proxy card; then follow the directions on the card. To vote your proxy using the Internet or by telephone, see the instructions set forth on the Notice of Annual Meeting of Shareholders included with this proxy statement or the Notice of Internet Availability of Proxy Materials mailed to our shareholders on or about March 29, 2011. Your shares will be voted according to your directions. If you sign and return but do not mark any selections on your proxy card, your shares will be voted as recommended by the Board of Directors.

Directors will be elected by a plurality of the shares represented at the Annual Meeting in person or proxy. Approval of each of the other proposals requires the affirmative vote of a majority of the shares represented at the Annual Meeting in person or by proxy. Votes cast by proxy or in person at the Annual

Meeting will be tabulated by the inspectors of election appointed by us for the meeting. The number of shares represented at the meeting in person or by proxy will determine whether or not a quorum is present. The inspectors of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote by the inspectors of election with respect to that matter.

If you hold your shares in street name in a brokerage account, it is critical that you cast your vote if you want it to count in the election of directors (Proposal No. 1 of this proxy statement), the advisory resolution on executive compensation (Proposal No. 3 of this proxy statement) or the advisory vote on the frequency of future advisory votes on executive compensation (Proposal No. 4 of this proxy statement). Recent changes in regulation take away the ability of your broker to vote your uninstructed shares in these matters on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your broker how to vote in the election of directors, the advisory resolution on executive compensation or the advisory vote on the frequency of future advisory votes on executive compensation, then no votes will be cast on your behalf with respect to these matters.

We will bear the cost of soliciting proxies. Proxies may be solicited by directors, officers or regular employees in person or by telephone or telegram and acting without special compensation. We have retained Morrow & Co. LLC, Stamford, Connecticut, to assist in the solicitation of proxies. Morrow & Co. LLC’s charge will be $7,500 plus out-of-pocket expenses.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Director and Nominee Experience and Qualifications

The Company’s Board of Directors believes that the Board, as a whole, should possess a combination of skills, professional experience, and diversity of viewpoints necessary to oversee the Company’s business. In addition, the Board believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria. Accordingly, the Board and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

The Nominating and Corporate Governance Committee reviews and makes recommendations regarding the composition and size of the Board of Directors in order to ensure the Board has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds. The Nominating and Corporate Governance Committee is responsible for developing and recommending Board membership criteria to the Board for approval. The Nominating and Corporate Governance Committee assesses the effectiveness of its criteria when evaluating new director candidates and when assessing the composition of the Board. This assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve and change over time.

As set forth in our Corporate Governance Guidelines, the membership criteria includes issues of ethics, integrity and values, sound business judgment, professional experience, industry knowledge, and diversity of viewpoints all in the context of an assessment of the perceived needs of the Board at that point in time. The Board, as a whole, should possess a variety of skills, occupational and personal backgrounds, experiences and perspectives necessary to oversee the Company’s business. In addition, Board members generally should have relevant technical skills or financial acumen that demonstrates an understanding of the financial and operational aspects of a large, complex organization like the Company, including the associated risks. In identifying director candidates from time to time, the Nominating and Corporate Governance Committee may establish specific skills and experience that it believes the Company should seek in order to constitute a balanced and effective Board.

In evaluating director candidates, and considering incumbent directors for renomination, the Board and the Nominating and Corporate Governance Committee has not formulated any specific minimum qualifications, but rather will consider a variety of factors. These include each nominee’s independence, financial acumen, personal accomplishments, career specialization, and experience in light of the needs of the Company. For incumbent directors, the factors include past performance on the Board. Among other things, the Board has determined that it is important to have individuals with the following skills and experiences on the Board:

•	Leadership experience, as directors with experience in significant leadership positions possess strong abilities to motivate and manage others and identify and develop leadership qualities in others.

•	Knowledge of our industry, particularly mining of silver and gold, which is relevant to understanding the Company’s business and strategy.

•	Operations experience, as it gives directors a practical understanding of developing, implementing and assessing the Company’s business strategy and operating plan.

•	Legal experience, which is relevant to assisting with the Board’s responsibilities to oversee the Company’s legal and compliance matters.

•	Risk management experience, which is relevant to the Board’s oversight of the risks facing the Company.

•	Financial/accounting experience, and particularly knowledge of finance and financial reporting processes, which is relevant to understanding and evaluating the Company’s capital structure and financial statements.

•	Government/regulatory experience, which is relevant to the Company as it operates in a heavily regulated industry that is directly affected by governmental actions.

•	Strategic planning experience, which is relevant to the Board’s review of the Company’s strategies and monitoring their implementation and results.

•	Talent management experience, which is valuable in helping the Company attract, motivate and retain top candidates for positions at the Company.

•	International experience, which is particularly important given our global presence, particularly in Latin America.

•	Public company Board service, as directors who have experience serving on other public company Boards generally are well prepared to fulfill the Board’s responsibilities of overseeing and providing insight and guidance to management.

Nine directors are to be elected at the Annual Meeting, each to serve for one year and until his successor is elected and qualified. Proxies will be voted at the Annual Meeting, unless authority is withheld, FOR the election of the nine persons named below. We do not contemplate that any of the persons named below will be unable, or will decline, to serve; however, if any such nominee is unable or declines to serve, the persons named in the accompanying proxy may vote for a substitute, or substitutes, in their discretion.

		Director
Nominee	Age	Since

Dennis E. Wheeler
Currently, Chairman of the Board, President and Chief Executive Officer of Coeur d’Alene Mines Corporation. Chairman of the Board since May 1992; President from December 1980 to September 2002 and January 2005 to present; Chief Executive Officer since December 1986; Director since 1978. Member of the Board of Directors, as well as a member of the Executive Committee of National Mining Association and The Silver Institute. Mr. Wheeler is additionally a member of the Board of Directors of World Gold Council. As the Company’s Chairman of the Board, President and Chief Executive Officer, Mr. Wheeler brings to the Board leadership, industry, risk management, talent management and operations and strategic planning experience, as well as in-depth knowledge of the Company.	68	1978

		Director
Nominee	Age	Since

James J. Curran
Chairman of the Board and Chief Executive Officer of First Interstate Bank, Northwest Region (Alaska, Idaho, Montana, Oregon and Washington) from October 1991 to April 1996; Chairman of the Board and Chief Executive Officer of First Interstate Bank of Oregon, N.A. from February 1991 to October 1991; Chairman and Chief Executive Officer of First Interstate Bank of Denver, N.A. from March 1990 to January 1991; Chairman, President and Chief Executive Officer of First Interstate Bank of Idaho, N.A. from July 1984 to March 1990. As the former Chairman of the Board and Chief Executive Officer of First Interstate Bank, Mr. Curran brings to the Board leadership, financial and accounting, risk management, talent management and strategic planning experience.	71	1989
John H. Robinson
Chairman of Hamilton Ventures LLC (consulting and investment) since founding the firm in 2006; Vice Chairman of Olsson Associates (engineering consultants) from 2004 to 2005; Chairman of EPCglobal Ltd. (professional engineering staffing) and Executive Director of MetiLinx Ltd. (software) from 2003 to 2004; Executive Director of Amey plc (business process outsourcing and construction) from 2000 to 2002; Vice Chairman and Managing Partner of Black & Veatch Inc. (engineering and construction) from 1989 to 2000; Member of the Board of Directors of Alliance Resource Management GP, LLC (coal mining); Olsson Associates and Federal Home Loan Bank of Des Moines. As a current or former chairman and executive director of various companies, Mr. Robinson possesses leadership, talent management, strategic planning and operations experience. Mr. Robinson also brings to the Board public company Board experience.	60	1998
Robert E. Mellor
Chairman, Chief Executive Officer and President of Building Materials Holding Corporation (distribution, manufacturing and sales of building materials and component products) from 1997 to 2009, director from 1991 to 2010; member of the Board of Directors of The Ryland Group, Inc. (national residential home builder) since 1999 and member of the Board of Directors of Monro Muffler/Brake, Inc. (auto service provider) from 2002 to 2007 and re-appointed in 2010. As the former Chairman of the Board and Chief Executive Officer of Building Materials Holding Corporation, Mr. Mellor brings to the Board leadership, risk management, talent management, operations and strategic planning experience. Building Materials Holding Corporation filed a voluntary petition under the federal bankruptcy code in 2009 and emerged in 2010. Mr. Mellor also brings to the Board public company Board experience through his service on the Boards of The Ryland Group, Inc. and Monro Muffler/Brake, Inc.	67	1998
Timothy R. Winterer
President, Chief Operating Officer and Director of Western Oil Sands from January 2000 to December 2001; President and Chief Executive Officer of BHP World Minerals Corporation (international resources company) from 1997 to 1998; Senior Vice President and Group General Manager, BHP World Minerals from 1992 to 1996; Senior Vice President, Operations International Minerals, BHP Minerals from 1985 to 1992; Executive Vice President, Utah Development Company from 1981 to 1985. Mr. Winterer brings to the Board leadership, international, operations, government/regulatory and industry experience through his various executive roles in the oil and mineral businesses.	74	1998

		Director
Nominee	Age	Since

J. Kenneth Thompson
President and CEO of Pacific Star Energy LLC (private energy investment firm in Alaska) from September 2000 to present; Managing Director of Alaska Venture Capital Group LLC (private oil and gas exploration company) from December 2004 to present; Executive Vice President of ARCO’s Asia Pacific oil and gas operating companies in Alaska, California, Indonesia, China and Singapore from 1998 to 2000; President and CEO of ARCO Alaska, Inc., the parent Company’s oil and gas producing division based in Anchorage from June 1994 to January 1998; Member of the Board of Directors of Horizon Air and Alaska Air Group, Inc., the parent corporation of Alaska Airlines and Horizon Air and is also a member of the Board of Directors of Tetra Tech, Inc. (engineering consulting firm). Through Mr. Thompson’s various executive positions, including the role of CEO, he brings to the Board leadership, risk management, talent management, operations, strategic planning and industry experience. Mr. Thompson also has government and regulatory experience through his work in other highly regulated industries such as the oil and gas, energy and airline industries and possesses public company Board experience.	59	2002
Andrew Lundquist
Managing Partner of BlueWater Strategies LLC, a business and government relations consulting and project management firm since he founded the firm in 2002; Director of Pioneer Natural Resources Company, an oil and gas company; Previously served as a Director of Evergreen Resources, a natural gas exploration and production company from 2002 to 2004; Director of the National Energy Policy Development Group and senior energy advisor to the President and Vice-President of the United States from 2001 to 2002; Majority Staff Director of the Senate Committee on Energy and Natural Resources from 1998 to 2001; Chief of Staff for Senator Frank Murkowski from 1996 to 1998; and counsel for the Senate Energy Committee from 1995 to 1996. Mr. Lundquist holds a Bachelor’s degree in Finance from the University of Alaska and a Juris Doctor from Catholic University’s Columbus School of Law. Mr. Lundquist brings to the Board government and regulatory, leadership, talent management, and strategic planning experience through his work as Managing Partner of BlueWater Strategies and other executive positions in the oil and gas exploration industry, as well as through his work as the Director of the National Energy Policy Development Group and with the Senate Committee on Energy and Natural Resources.	50	2005
Sebastian Edwards
Henry Ford II Professor of International Business Economics at the Anderson Graduate School of Management at the University of California, Los Angeles (UCLA) from 1996 to present; Chairman of the Inter American Seminar on Economics from 1987 to present; member of the Scientific Advisory Council of the Kiel Institute of World Economics in Germany from 2002 to present; research associate at the National Bureau of Economic Research from 1981 to present; previously served as President of the Latin American and Caribbean Economic Association from 2001 to 2003 and as Chief Economist for the World Bank Group for the Latin America and Caribbean Region from 1993 to 1996; taught at IAE Universidad Austral in Argentina and at the Kiel Institute from 2000 to 2004. As a professor of International Business, as well as through various positions relating to Latin American economies, Mr. Edwards brings to the Board international, government, economics and financial expertise.	57	2007
L. Michael Bogert
Attorney at Law, Crowell & Moring, Washington, D.C. since April 2009; Counselor to the Secretary, United States Department of the Interior, from July 2006 to January 2009; Regional Administrator, United States Environmental Protection Agency, Region X, from August 2005 to June 2006; Of Counsel Perkins Coie, LLP, Boise, Idaho from September 2004 to July 2005; Counsel to Idaho Governor Dirk Kempthorne, from January 1999 to August 2004; Counsel to the Office of California Governor-Elect Arnold Schwarzenegger, 2003. Through his work at the Department of the Interior, as well as the Environmental Protection Agency, Mr. Bogert brings to the Board government/regulatory experience relevant to the Company’s operations in a highly regulated industry.	53	2009

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION
OF THE ABOVE NOMINEES AS DIRECTORS.

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee, which consists entirely of outside directors, is recommending approval of its appointment of KPMG LLP as independent registered public accounting firm for the Company to audit its consolidated financial statements for the year ending December 31, 2011 and to perform audit-related services, including review of the Company’s quarterly interim financial information and periodic reports and registration statements filed with the SEC and consultation in connection with various accounting and financial reporting matters. KPMG LLP audited the consolidated financial statements of the Company for the year ending December 31, 2010.

As a matter of good corporate governance, a resolution will be presented at the Annual Meeting to ratify the appointment by the Audit Committee of KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2011. If the shareholders do not approve the appointment of KPMG LLP, the Audit Committee will reconsider the appointment. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board has put this proposal before the shareholders because the Board believes that seeking shareholder ratification of the appointment of the independent auditor is good corporate practice. If the appointment of KPMG LLP is not ratified, the Audit Committee will evaluate the basis for the shareholders’ vote when determining whether to continue the firm’s engagement.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE
RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL NO. 3:

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

We are asking shareholders to approve an advisory resolution on the Company’s executive compensation as reported in this proxy statement. As described below in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key qualities:

•	Performance-based — Reward Company-wide results in addition to recognizing individual performance, focusing on objectives that are directly under the control of executives.

•	Market-competitive — Compared to mining industry peers, target total compensation at the market 75th percentile level in order to attract, motivate and retain high-caliber talent.

•	Aligned with shareholders — Provide a significant portion of incentive compensation to executives in the form of equity-based awards. Award values fluctuate based on share value thus aligning officer and shareholder interests.

•	Transparent — Clearly communicate both the desired results and the incentive pay programs used to reward the achievement of these results.

The executive compensation program established by the Compensation Committee of the Board of Directors is intended to motivate the Company’s executives, including the Named Executive Officers, to achieve goals consistent with the Company’s business strategies and which create shareholder value. Consequently, a majority of Coeur’s executives’ compensation opportunities are in the form of at-risk incentives that require performance against measurable objectives or an increase in long-term shareholder value to result in payouts. As noted below, our executive compensation programs have a number of features designed to promote these objectives.

•	Base salary provides a fixed level of cash compensation for performance of day-to-day responsibilities. Annual adjustments are based on an individual’s current and expected future contribution and actual pay positioning relative to the market.

•	Annual incentives reward executives for achievement of annual financial and operational goals and for the achievement of individual executive goals. Payments are based on Company-wide performance and individual performance.

•	Long-term incentives align executives’ interests with those of shareholders, reward executives for the creation of long-term shareholder value and help attract and retain highly skilled executives. Grants of equity based awards consist of stock options, stock appreciation rights, restricted stock shares, and restricted units, which all vest ratably over three years, and performance shares and performance units which vest based on total shareholder return over a three-year period relative to a peer group.

•	Benefits and perquisites are limited, and are set to attract and retain highly skilled executives through participation in medical and retirement plans on the same terms as all employees.

We urge shareholders to read the “Compensation Discussion and Analysis” beginning on page 19 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 40 through 48, which provide detailed information on the compensation of our Named Executive Officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this proxy statement reflects and supports these compensation policies and procedures.

In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the shareholders of Coeur d’Alene Mines Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2011 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

PROPOSAL NO. 4:

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY
VOTES ON EXECUTIVE COMPENSATION

Pursuant to recently adopted Section 14A of the Exchange Act, we are asking shareholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal No. 3 above should occur every year, every two years or every three years.

After careful consideration, the Board recommends that future advisory votes on executive compensation occur every three years (triennially). We believe that this frequency is appropriate for a number of reasons. Most significantly, our compensation programs are designed to reward long-term performance. Thus, we encourage our shareholders also to evaluate our executive compensation programs over a multi-year horizon and to review the compensation of our Named Executive Officers over the past three fiscal years, as reported in the Summary Compensation Table on page 40. In addition, we believe that a triennial advisory vote on executive compensation reflects the appropriate time frame to enable the Compensation Committee and the Board to evaluate the results of the most recent advisory vote on executive compensation, to discuss the implications of that vote with shareholders to the extent needed, to develop and implement any adjustments to our executive compensation programs that may be appropriate in light of a past advisory vote on executive compensation, and for shareholders to see and evaluate any such adjustments to our executive compensation programs.

The Board is aware of and took into account views that some have expressed in support of conducting an annual advisory vote on executive compensation. We are aware that some shareholders believe that annual advisory votes will enhance or reinforce accountability. However, we have in the past and will in the future continue to be engaged with our shareholders on a number of topics and in a number of forums. Thus, we view the advisory vote on executive compensation as an additional, but not exclusive, means for our shareholders to communicate with us regarding their views on the Company’s executive compensation programs. We believe that the many avenues that have and will continue to exist for shareholder engagement differentiate the Company from the situation that exists in certain countries where an annual advisory vote on executive compensation is prevalent. In addition, the fact that all of our directors stand for election annually in our view provides appropriate assurances of Board accountability. Also, because our executive compensation programs have typically not changed materially from year to year and are designed to operate over the long-term and to enhance long-term performance, we are concerned that an annual advisory vote on executive compensation could lead to a near-term perspective inappropriately bearing on our executive compensation programs. Finally, although we currently believe that holding an advisory vote on executive compensation every three years will reflect the right balance of considerations in the normal course, we will periodically reassess that view and can provide for an advisory vote on executive compensation on a more frequent basis if changes in our compensation programs or other circumstances suggest that such a vote would be appropriate.

We understand that our shareholders may have different views as to what is an appropriate frequency for advisory votes on executive compensation, and we will carefully review the voting results on this proposal. Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO CONDUCT FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY THREE YEARS.

CORPORATE GOVERNANCE

Committees of the Board of Directors

Our Board of Directors met ten times during 2010. Our Board has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) composed solely of outside directors and presently consisting of Messrs. Curran (Chairman), Robinson, Thompson and Winterer. The Audit Committee is responsible for reviewing and reporting to the Board of Directors with respect to various auditing and accounting matters, including the selection of our independent registered public accounting firm, the scope of the audit procedures, the nature of all audit and non-audit services to be performed, the performance of our independent registered public accounting firm and our accounting practices and policies. The Audit Committee met five times during 2010.

Our Board has a Compensation Committee, consisting of Messrs. Robinson (Chairman), Mellor, Edwards and Bogert. The Compensation Committee is responsible for determining and approving, together with the other independent members of the Board, the annual compensation of the Company’s Chief Executive Officer, determining the annual compensation of the non-CEO executive officers and the directors, overseeing the Company’s stock incentive plans and other executive benefit plans and providing guidance in the area of certain employee benefits. The Compensation Committee met four times during 2010.

Our Board has a Nominating and Corporate Governance Committee consisting of Messrs. Mellor (Chairman), Thompson, Winterer, Edwards and Bogert. The Nominating and Corporate Governance Committee is responsible for proposing nominees for the Board of Directors, establishing corporate governance guidelines and related corporate governance matters. The Nominating Committee and Corporate Governance met once during 2010.

Our Board inaugurated an Environmental, Health, Safety and Social Responsibility Committee in 2010 consisting of Messrs. Lundquist (Chairman), Thompson, and Bogert. The Environmental, Health, Safety and Social Responsibility Committee is responsible for reviewing and reporting to the Board of Directors with respect to the Company’s efforts and results in the areas of environmental compliance, safety and health of its employees and corporate social responsibility matters. During its first year as a committee, in 2010, the Environmental, Health, Safety and Social Responsibility Committee met once.

Our Board also has an Executive Committee on which Messrs. Wheeler (Chairman), Curran, Mellor, Robinson, Winterer and Lundquist currently serve. The Executive Committee is authorized to act in the place of the Board of Directors on limited matters that require action between Board meetings. The Executive Committee met once during 2010.

Our Board has determined that each of the following directors and director nominees are independent within the meaning of applicable New York Stock Exchange listing standards and rules: James J. Curran, John H. Robinson, Robert E. Mellor, Timothy R. Winterer, J. Kenneth Thompson, Sebastian Edwards and L. Michael Bogert. This includes each of the members of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. As a result, all of our directors and nominees for director are independent except for Dennis E. Wheeler and Andrew Lundquist. In its evaluation of the directors’ independence, the Board considered the related person transactions with respect to Mr. Lundquist discussed below under “Certain Related Person Transactions.”

Copies of the charters of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Environmental, Health, Safety and Social Responsibility Committee are available at our website, www.coeur.com, and to any shareholder who requests them. Each incumbent director attended at least 80% of the meetings of the Board of Directors and committees on which he served during 2010.

Policy Regarding Director Nominating Process

The Nominating and Corporate Governance Committee has adopted a policy pursuant to which a shareholder who has owned at least 1% of our outstanding shares of common stock for at least two years may recommend a director candidate that the Committee will consider when there is a vacancy on the Board either as a result of a director resignation or an increase in the size of the Board. Such recommendation must be in writing addressed to the Chairman of the Nominating and Corporate Governance Committee at our principal executive offices and must be received by the Chairman at least 120 days prior to the anniversary date of the release of the prior year’s proxy statement. Although the Committee has not formulated any specific minimum qualifications that the Committee believes must be met by a nominee that the Committee recommends to the Board, the Committee will take into account the factors discussed above under “Director Nominee Experience and Qualifications.” The Committee does not believe that there will be any differences between the manner in which the Committee evaluates a nominee recommended by a shareholder and the manner in which the Committee evaluates nominees recommended by other persons.

Policy Regarding Shareholder Communications with Directors

Shareholders and other interested persons desiring to communicate with a director, the non-management directors as a group or the full Board may address such communication to the attention of Kelli Kast, Esq., General Counsel of the Company, 505 Front Avenue, P.O. Box I, Coeur d’Alene, Idaho 83816, and such communication will be forwarded to the intended recipient or recipients.

Policy Regarding Director Attendance at Annual Meetings

The Company has a policy that encourages directors to attend each annual meeting of shareholders, absent extraordinary circumstances. Eight of the nine members of the Board attended the annual meeting on May 11, 2010.

Meetings of Non-Management Directors

Non-management members of the Board of Directors conduct regularly scheduled meetings as required without members of management being present. Robert E. Mellor presides over each meeting of non-management directors.

Board Leadership

Currently, Mr. Dennis E. Wheeler serves as Chairman of the Board, President and Chief Executive Officer (“CEO”). The Board believes that the Company and its shareholders are best served at this time by this leadership structure, in which a single leader serves as Chairman and CEO and the Board has an independent lead director. Combining the roles of Chairman and CEO makes clear that the person serving in these roles has primary responsibility for managing the Company’s business, under the oversight and review of the Board. The Board believes that this approach makes sense because the CEO is the individual with primary responsibility for implementing the Company’s strategy, directing the work of other officers and leading implementation of the Company’s strategic plans as approved by the Board. This structure results in a single leader being directly accountable to the Board and, through the Board, to shareholders, and enables the CEO to act as the key link between the Board and other members of management. It also facilitates the Board decision-making process because Mr. Wheeler, who has first-hand knowledge of our operations and the major issues facing the Company, chairs the Board meetings where the Board discusses strategic and business issues.

In addition, the Board has established the position of lead director. The lead director is a director elected from time to time by the Board. Our current lead director is Mr. Robert E. Mellor, an independent director who has served on our Board since 1998 and has served as lead director since 2008. Mr. Mellor currently serves as the chairman of our Nominating and Corporate Governance Committee and as a member of our Compensation Committee and Executive Committee. As lead director, Mr. Mellor presides over executive sessions of the non-management directors. The Board also maintains a procedure that allows interested parties to communicate directly and confidentially with the lead director.

Furthermore, the Board has determined that seven of its nine directors are independent, and the Audit Committee, Compensation and Nominating Committee and Corporate Governance Committee are composed solely of independent directors. Consequently, the independent directors directly oversee such critical items as the Company’s financial statements, executive compensation, the selection and evaluation of directors and the development and implementation of our corporate governance programs.

The Board and Nominating and Corporate Governance Committee review the structure of Board and Company leadership as part of their annual review of the succession planning process. The Board believes that a single leader serving as Chairman and CEO, together with an experienced and engaged lead director, and an Audit Committee, Compensation and Nominating Committee and Corporate Governance Committee consisting of independent directors, is the most appropriate leadership structure for the Board at this time.

Corporate Governance Guidelines and Code of Business Conduct and Ethics for Directors and Employees

The Board of Directors has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics for Directors, Officers and Employees in accordance with New York Stock Exchange corporate governance listing standards. Copies of these documents are available at our website, www.coeur.com, and to any shareholder who requests them.

Compensation Consultant Fee Disclosure

The Compensation Committee of the Board of Directors (the “Committee”) acts on behalf of the Board to establish and oversee the Company’s executive compensation program in a manner that supports the Company’s business strategy as further set forth below under the heading “Role of Compensation Committee and its Consultant” in the “Compensation Discussion and Analysis” section below.

The Committee has retained Mercer (US) Inc. (“Mercer”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), to provide information, analyses and advice to the Committee regarding the Company’s executive and Board of Director compensation programs, as described below. Mercer is a global firm providing executive compensation and other human resource consulting services. Mercer reports directly to the Committee chair. Mercer’s fees for executive compensation consulting to the Committee in 2010 were $111,041.

The decisions made by the Committee are the responsibility of the Committee and may reflect factors and considerations other than the information and recommendations provided by Mercer, management or any other advisor to the Committee.

During 2010, other MMC affiliates provided the Company services unrelated to executive compensation. The amount received by the MMC affiliates, directly or indirectly, totaled $446,104 in 2010 and primarily related to brokering certain insurance policies carried by the Company. Neither the Board nor the Committee specifically approved the unrelated services.

Because of the policies and procedures Mercer and the Committee have in place, the Committee is confident that the advice it receives from the individual executive compensation consultant is objective and not influenced by Mercer’s or its affiliates’ relationships with the Company. These policies and procedures include:

•	the consultant receives no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or any of its affiliates;

•	the consultant is not responsible for selling other Mercer or affiliate services to the Company;

•	Mercer’s professional standards prohibit the consultant from considering any other relationships Mercer or any of its affiliates may have with the Company in rendering his or her advice and recommendations;

•	the Committee has the sole authority to retain and terminate the consultant;

•	the consultant has direct access to the Committee without management intervention;

•	the Committee evaluates the quality and objectivity of the services provided by the consultant each year and determines whether to continue to retain the consultant; and

•	the protocols for the engagement (described below) limit how the consultant may interact with management.

While it is necessary for the consultant to interact with management to gather information, the Committee has adopted protocols governing if and when the consultant’s advice and recommendations can be shared with management. These protocols are included in the consultant’s engagement letter. The Committee also determines the appropriate forum for receiving consultant recommendations. Where appropriate, management invitees are present to provide context for the recommendations. In other cases, the Committee receives the consultant’s recommendations in executive sessions where management is not present. This approach protects the Committee’s ability to receive objective advice from the consultant so that the Committee may make independent decisions about executive compensation at the Company.

Risk Oversight

The Board of Directors is responsible for assessing the major risks facing the Company and reviewing options for their mitigation. In addition, the Board has delegated oversight of certain categories of risk to the Audit Committee. The Audit Committee reviews with management and the independent auditor compliance with laws, regulations and internal procedures and contingent liabilities and discusses policies with respect to risk assessment and risk management.

In performing their oversight responsibilities, the Board and the Audit Committee periodically discuss with management the Company’s policies with respect to risk assessment and risk management. The Audit Committee reports to the Board regularly on matters relating to the specific areas of risk the Audit Committee oversees.

Throughout the year, the Board and the Audit Committee each receive reports from management regarding major risks and exposures facing the Company and the steps management has taken to monitor and control such risks and exposures. In addition, throughout the year, the Board and the Audit Committee each dedicate a portion of their meetings to reviewing and discussing specific risk topics in greater detail.

The Compensation Committee is responsible for recommending compensation for executive officers that includes performance-based reward opportunities that support growth and innovation without encouraging or rewarding excessive risk.

Compensation Committee Role in Risk

In December 2010, the Compensation Committee conducted an analysis of the current risk profile of the Company’s compensation programs. The risk assessment included a review of the primary design features of the Company’s compensation programs and the process for determining executive and employee compensation. The risk assessment identified numerous ways in which the Company’s compensation programs potentially mitigate risk, including:

•	the structure of the Company’s executive compensation programs, which consist of both fixed and variable compensation and reward both annual and long-term performance;

•	the balance between long and short-term incentive programs;

•	the use of caps or maximum amounts on the incentive programs;

•	the use of multiple performance metrics under the Company’s incentive and bonus plans;

•	time-based vesting for stock options, restricted stock and stock appreciation rights; and

•	strict and effective internal controls.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during 2010 or as of the date of this proxy statement is or has been an officer or employee of the Company, and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Board of Directors.

Audit and Non-Audit Fees

The following sets forth information relating to fees billed or incurred by the Company for professional services rendered to the Company for the each of the past two years:

•	Audit Fees. The total fees billed by KPMG LLP for professional services for the audit of the Company’s consolidated financial statements for the years ended December 31, 2010 and 2009, the audit of the Company’s internal control over financial reporting, statutory audit work for certain foreign subsidiaries, and the reviews of the Company’s consolidated financial statements included in its Quarterly Reports on Form 10-Q during 2010 and 2009, were $2.0 million and $2.1 million, respectively.

•	Audit-Related Fees. In 2010 and 2009, there were $65,700 and $0, respectively, billed for audit-related fees.

•	Tax Fees. In 2010 and 2009, there were $15,000 and $173,500, respectively, in fees billed by KPMG for international tax planning and compliance.

•	All Other Fees. During 2010 and 2009, there were no fees billed for other services.

None of the services described above were approved by the Audit Committee under the de minimis exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

Audit Committee Policies and Procedures for Pre-Approval of Independent Auditor Services

The Audit Committee has policies and procedures requiring pre-approval by the Committee of the engagement of the Company’s independent auditor to perform audit as well as permissible non-audit services for the Company. The nature of the policies and procedures depend upon the nature of the services involved, as follows:

•	Audit Services. The annual audit services engagement terms and fees are subject to the specific approval of the Audit Committee. Audit services include the annual financial statement audit, required quarterly reviews, subsidiary audits and other procedures required to be performed by the auditor to form an opinion on the Company’s financial statements, and such other procedures including information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control. Other audit services may also include statutory audits or financial audits for subsidiaries and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or used in connection with securities offerings.

•	Audit-Related Services. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the auditor. Audit-related services are subject to the specific approval of the Audit Committee. Audit-related services include, among others, due diligence services relating to potential business acquisitions/dispositions; accounting consultations relating to accounting, financial reporting or disclosure matters not classified as audit services; assistance with understanding and implementing new accounting and financial reporting guidance from rule making authorities; financial audits of employee benefit plans; agreed-upon or expanded audit procedures relating to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

•	Tax Services. Tax services are subject to the specific approval of the Audit Committee. The Committee will not approve the retention of the auditor in connection with a transaction the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

•	All Other Services. The Committee may grant approval of those permissible non-audit services that it believes are routine and recurring services, would not impair the independence of the auditor and are consistent with the SEC’s rules on auditor independence. Such other services must be specifically pre-approved by the Audit Committee.

The Chief Financial Officer of the Company is responsible for tracking all independent auditor fees against the budget for such services and reports at least annually to the Audit Committee.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding the Company’s current officers:

Name	Age	Current Position with Coeur	Since	Joined Coeur

Dennis E. Wheeler	68	Chairman of the Board	1992	1978
		Chief Executive Officer President	1986 1980
Mitchell J. Krebs	39	Senior Vice President and Chief Financial Officer	2008	1995
Kelli C. Kast	44	Senior Vice President General Counsel Chief Administrative Officer Corporate Secretary	2009	2005
Donald J. Birak	57	Senior Vice President, Exploration	2004	2004
K. Leon Hardy	57	Senior Vice President, Operations	2010	2003
Tom T. Angelos	55	Senior Vice President and Chief Compliance Officer	2010	2004
Elizabeth M. Druffel	33	Treasurer and Chief Accountant	2010	2008

Dennis E. Wheeler currently serves as Chairman of the Board, President and Chief Executive Officer. He has served as Chairman of the Board since May 1992, Chief Executive Officer since December 1986, and President from December 1980 to September 2002 and January 2005 to present. Prior thereto he held the positions of Chief Administrative Officer from December 1980 to December 1986, Secretary from January 1980 to December 1980 and Senior Vice President and General Counsel from 1978 to 1980.

Mitchell J. Krebs first joined Coeur in 1995 after spending several years in the investment banking industry in New York. During his tenure with Coeur, Mr. Krebs has held various positions in the corporate development department, including Senior Vice President of Corporate Development. Since March 2008, Mr. Krebs has held the position of Chief Financial Officer and served as Treasurer from July 2008 through March 2010. Mr. Krebs holds a BS in Economics from The Wharton School at the University of Pennsylvania and an MBA from Harvard University.

Kelli C. Kast was appointed Senior Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary in March 2009. Prior to that, Ms. Kast served as Vice President, General Counsel and Corporate Secretary from May of 2005 to March of 2009. Ms. Kast was previously Corporate Counsel for HealtheTech Inc. from April 2004 to April 2005. Prior thereto, she served as Assistant General Counsel and Corporate Secretary for Global Water Technologies Inc. and Psychrometric Systems, Inc. from December 1997 through February 2003.

Donald J. Birak was appointed as Senior Vice President, Exploration of Coeur in January 2004. Prior to that, Mr. Birak was employed with AngloGold North America, Inc. from March 1999 to January 20, 2004, as Vice President, Exploration and with Independence Mining Company Inc. as Vice President of Exploration from 1995 to 1999.

K. Leon Hardy was appointed Senior Vice President Operations in 2010. Prior to this he was Senior Vice President North American Operations from July 2008 to February 2010. Prior to that, Mr. Hardy served as Vice President and General Manager for Coeur Argentina from May 2003 to July 2008. Prior to that Mr. Hardy was employed with Apex Silver Mines as Operations Manager at their San Cristobal project in Bolivia from 1999 to 2002. Prior to that Mr. Hardy was employed in Argentina with Minera Alumbrera Ltd from 1996 to 1998. Prior to that Mr. Hardy was employed with Cyprus Amax Minerals from 1979 to 1996.

Tom T. Angelos was appointed Chief Compliance Officer in September, 2010. Prior thereto he served as Senior Vice President and Chief Accounting Officer since March 2008. Prior to this, Mr. Angelos was Vice President, Controller and Chief Accounting Officer of the Company from December 2006 to March 2008 and Controller and Chief Accounting Officer of the Company from 2004 to 2006. Mr. Angelos was previously Controller of Stillwater Mining Company from 1998 to 2004, and from 1983 to 1998 was employed by Coeur in various capacities, most recently as Controller.

Elizabeth M. Druffel was appointed Treasurer for Coeur in March of 2010 and Chief Accountant in September of 2010. Prior to that, Ms. Druffel served as Director of Financial Operations and Assistant Treasurer since joining Coeur in September of 2008. Ms. Druffel is a Certified Public Accountant and was previously employed as an Audit Senior Manager with KPMG. Ms. Druffel holds a BS in Accounting and a Masters of Accountancy, both from the University of Idaho.

SHARE OWNERSHIP:

The following table sets forth information, as of March 21, 2011, concerning the beneficial ownership of our common stock by each beneficial holder of more than 5% of our outstanding shares of common stock, each of the nominees for election as directors, each of the executive officers listed in the Summary Compensation Table set forth below, and by all of our directors and executive officers as a group.

	Shares Beneficially		Percent of
	Owned		Outstanding

Blackrock, Inc.	5,225,264	(1)	5.84%
Dimensional Fund Advisors LP.	4,837,805	(2)	5.40%
Van Eck Associates Corporation.	6,526,725	(3)	7.29%
L. Michael Bogert	6,234	(4)	*
James J. Curran	20,953	(4)	*
Sebastian Edwards	7,578	(4)	*
Andrew Lundquist	7,976	(4)	*
Robert E. Mellor	10,339	(4)	*
John H. Robinson	13,036	(4)	*
J. Kenneth Thompson	17,838	(4)	*
Dennis E. Wheeler	264,748	(4)(5)	*
Timothy R. Winterer	15,668	(4)	*
Donald J. Birak	54,538	(4)	*
K. Leon Hardy	42,718	(4)(5)	*
Kelli C. Kast	37,232	(4)	*
Mitchell J. Krebs	44,555	(4)	*
All executive officers and nominees for director as a group (15 persons)	523,462	(4)	*

(*)	Holding constitutes less than 1% of the outstanding shares on March 21, 2011 of 89,524,914.

(1)	Based on information contained in a Schedule 13G filed on February 3, 2011, Blackrock, Inc. has sole voting and dispositive power over 5,225,264 shares. The address for Blackrock, Inc. is 40 E. 52nd St., New York, NY 10022.

(2)	Based solely on information contained in its Schedule 13G filed on February 11, 2011, Dimensional Fund Advisors LP has sole dispositive power as to 4,837,805 shares and sole voting power as to 4,741,755 of those shares. The address for Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(3)	Based on information contained in a Schedule 13G filed on February 15, 2011, Van Eck Associates Corporation has sole voting and dispositive power over 6,526,725 shares. The address for Van Eck Associates Corporation is 335 Madison Avenue-19th Floor, New York, NY 10017.

(4)	Holding includes the following shares which may be acquired upon the exercise of exercisable options outstanding under the 1989/2003 Long-Term Incentive Plans and the Non-Employee Directors’ Stock Option Plan: L. Michael Bogert — 0 shares; James J. Curran — 8,800 shares; Sebastian Edwards — 0 shares; Andrew Lundquist — 0 shares; Robert E. Mellor — 2,032 shares; John H. Robinson — 3,520 shares; J. Kenneth Thompson — 6,636 shares; Dennis E. Wheeler — 155,748 shares; Timothy R. Winterer — 4,252 shares; Donald J. Birak — 21,972 shares; K. Leon Hardy — 3,456 shares; Kelli C. Kast — 14,821 shares; Mitchell J. Krebs — 10,898 shares; and all directors and executive officers as a group — 235,313 shares.

(5)	Mr. Wheeler shares investment and voting power over 141 shares with his wife and Mr. Hardy shares investment and voting power over 1,084 shares with his wife. The other directors and executive officers have sole investment and voting power over their shares.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors, which currently consists of James J. Curran (Chairman), John H. Robinson, J. Kenneth Thompson and Timothy R. Winterer, is governed by its charter, a copy of which is available on our website at www.coeur.com. All the members of the Audit Committee are “independent” as defined in the rules of the Securities and Exchange Commission and the listing standards of the New York Stock Exchange. The Board of Directors has determined that James J. Curran, Chairman of the Audit Committee, is an “audit committee financial expert” within the meaning of rules adopted by the Securities and Exchange Commission.

The Audit Committee reviewed and discussed our audited financial statements for the year ended December 31, 2010 with management and our independent auditing firm, KPMG LLP. In that connection, the Audit Committee discussed with KPMG LLP the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T (“SAS 61”). SAS 61 requires an auditor to communicate certain matters relating to the conduct of an audit to the Audit Committee including:

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates;

•	any disagreements with management regarding the application of accounting principles, the basis for management’s accounting estimates, the disclosures in the financial statements and the wording of the auditor’s report;

•	the auditor’s judgments about the quality, and not just the acceptability, of our accounting principles as applied in its financial reporting; and

•	the consistency of application of the accounting principles and underlying estimates and the clarity, consistency and completeness of the accounting information contained in the financial statements, including items that have a significant impact on the representational faithfulness, verifiability and neutrality of the accounting information.

KPMG LLP reported to the Audit Committee that:

•	there were no disagreements with management;

•	it was not aware of any consultations about significant matters that management discussed with other auditors;

•	no major issues were discussed with management prior to KPMG LLP’s retention;

•	it received full cooperation and complete access to the Company’s books and records;

•	they were not aware of any material fraud or likely illegal acts as a result of their audit procedures;

•	there were no material weaknesses identified in their testing of the Company’s internal control over financial reporting; and

•	there were no known material misstatements identified in their review of the Company’s interim reports.

In addition, the Audit Committee received from KPMG LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence and the Audit Committee discussed KPMG LLP’s independence with KPMG LLP.

Based on the above-referenced review and discussions, the Audit Committee recommended to the Board of Directors that the financial statements be included in the Company’s Annual Report on Form 10-K for the year ending December 31, 2010, for filing with the Securities and Exchange Commission. Reference is made to the Audit Committee’s charter for additional information as to the responsibilities and activities of the Audit Committee.

Audit Committee of the Board of Directors
JAMES J. CURRAN, Chairman
JOHN H. ROBINSON
J. KENNETH THOMPSON
TIMOTHY R. WINTERER

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Coeur is one of the world’s largest U.S.-based primary silver producers and a growing gold producer. Coeur is engaged in the development, exploration and operation of silver and gold mining properties, with operations in five countries. Coeur’s primary business objectives are to increase silver and gold production levels and reserves, decrease cash-production costs, and increase cash flows and earnings. Coeur aims to meet these objectives through cost-competitive operations, internal development projects, exploration and acquisitions. The Company’s 2010 performance highlights are as follows:

•	72% increase in metal sales to record $515 million

•	199% jump in annual operating cash flow to record $184 million

•	Adjusted earnings of $34.3 million, or $0.39 per share

•	29% decline in capital expenditures to $156 million

•	118% increase in gold production to 157,062 ounces

Additional information about Coeur is available at our website, www.coeur.com.

The following is a discussion of Coeur’s executive compensation program and compensation decisions made with respect to the Company’s Named Executive Officers (“NEOs”) listed in the 2010 Summary Compensation Table.

Role of the Compensation Committee and its Consultant

The Compensation Committee of the Board of Directors (the “Committee”) acts on behalf of the Board to establish and oversee the Company’s executive compensation program in a manner that supports the Company’s business strategy. The Committee may not delegate its responsibilities in connection with executive compensation. The Committee formulates an annual calendar for its activity that is designed to cover necessary regular approvals as well as special topics. The Committee meets at least twice annually, or more frequently as circumstances dictate, in order to set executive compensation for the year, review recommendations of its outside consultant, and recommend compensation changes to the Board of Directors. The Committee met four times in 2010.

As further described under the heading “Compensation Consultant Fee Disclosure” in the “Corporate Governance” section above, the Committee has retained Mercer (US) Inc. (“Mercer”) to provide information, analyses, and advice regarding executive and director compensation, as described below. Mercer is a global firm providing executive compensation and other human resource consulting services. Mercer reports directly to the Committee chair.

At the Committee’s direction, Mercer provided the following services for the Committee during 2010:

•	evaluated the Company’s executive officers’ base salary, annual incentive and long-term incentive compensation relative to the competitive market;

•	advised the Committee on executive officer target award levels within the annual and long-term incentive program and, as needed, on actual compensation actions;

•	assessed the alignment of the Company’s executive compensation levels relative to the Company’s compensation philosophy;

•	provided ongoing advice as needed on the design of the Company’s annual and long-term incentive plans;

•	briefed the Committee on executive compensation trends among the Company’s peers and broader industry;

•	evaluated the Company’s Board of Director compensation relative to the competitive market; and

•	assisted with the preparation of the Compensation Discussion and Analysis for this proxy statement.

In the course of conducting its activities during 2010, Mercer attended two meetings of the Compensation Committee and presented its findings and recommendations for discussion.

Compensation Objectives and Principles

The primary objective of the Company’s executive compensation program is to motivate the Company’s executives to achieve goals that are consistent with the Company’s business strategies and that create shareholder value. Consequently, a majority of Coeur’s executives’ compensation opportunities are in the form of at-risk incentives that require performance against measurable objectives or an increase in long-term shareholder value to result in payouts.

The second fundamental objective of the Company’s executive compensation program is to attract and retain highly skilled executives. Increased mining activity world-wide in recent years has resulted in a significant increase in demand for executive and professional talent with technical skills and industry experience. In addition, over the past decade and a half, fewer people have entered the mining industry and several mining schools have closed, resulting in a shortage of industry talent. As a result of these talent market pressures, Coeur’s executives and professionals are routinely pursued by competitors, and some of the Company’s valued talent has left the Company for other opportunities. Attraction and retention of executive talent is thus a significant factor in many of the compensation decisions discussed below.

In order to meet these compensation objectives in the design and governance of compensation programs for the Company’s executive officers, including the NEOs, the Committee is guided by the following principles that express the Committee’s view that compensation at Coeur should be:

•	Performance-based

Reward Company-wide results in addition to recognizing individual performance, focusing on objectives that are directly under the control of executives.

•	Market-competitive

Compared to mining industry peers, target total compensation at the market 75th percentile level in order to attract, motivate and retain high caliber talent.

•	Aligned with shareholders

Provide a significant portion of incentive compensation to executives in the form of equity-based awards. Award values fluctuate based on share value thus aligning officer and shareholder interests.

•	Transparent

Clearly communicate both the desired results and the incentive pay programs used to reward the achievement of these results.

In 2010, our executive officer compensation program used the components identified in the following table:

Compensation Component	Objective	Key Features
Base salary	• Provide a fixed level of cash compensation for performance of day-to-day responsibilities	• Annual adjustments are based on an individual’s current and expected future contribution and actual pay positioning relative to the market

Annual incentives	• Reward executives for the achievement of annual Company financial and operational goals and for the achievement of individual executive goals	• Cash payments based on Company and individual performance, each weighted 50%
• Company performance measures are silver and gold production, cash operating costs, adjusted operating cash flow and cash flow return on investment

Long-term incentives	• Align executives’ interests with those of shareholders, reward executives for the creation of long-term shareholder value and help attract and retain highly skilled executives	• Cash-settled equity grants consisting of an equal value of stock appreciation rights, restricted stock units and performance units
• Stock appreciation rights, and restricted stock units vest ratably over three years, and performance units vest based on total shareholder return over a three-year period relative to a peer group

Benefits and perquisites	• Attract and retain highly skilled executives	• Participation in medical and retirement plans on same terms as all employees • Limited perquisites

Determining Executive Compensation

Coeur’s compensation objectives and principles are supported in the compensation-setting process through a number of policies and processes.

Total Compensation:  In determining the mix of compensation components and the value of each component for each of the Company’s executive officers, including its NEOs, the Committee takes into account the executive’s role, the competitive market, individual and Company performance, and internal equity. The Committee does not make use of tally sheets, nor are amounts realized or realizable from prior compensation awards considered in setting of the current year’s compensation. Details of the various programs and how they support the overall business strategy are outlined below in “Compensation Components.”

Variable Pay at Risk:  Consistent with a performance-based philosophy, Coeur’s compensation program emphasizes pay at risk. The percentage of an executive’s compensation opportunity that is at risk or variable instead of fixed is based primarily on the executive’s role in the Company. Executives who are in a greater position to directly influence our overall performance have a larger portion of their pay at risk through short and long-term incentive programs compared to other executives. Typically, at least 60% of the target total compensation opportunity for our executives is in the form of variable compensation. The CEO has more pay at risk than the other NEOs, consistent with the competitive market. The mix of compensation elements for our NEOs in 2010, as a percentage of total compensation, is set forth in the table below:

	Fixed Compensation	Variable Compensation
	(% of Total Compensation)	(% of Total Compensation)
		Target Annual	Target Long-Term
Named Executive Officer	Base Salary	Incentives	Incentives
CEO	22%	17%	61%

Other NEOs (average)	35%	17%	48%

Market Positioning:  The Committee’s policy is to target the components of compensation relative to the competitive market (as defined below under “Competitive Market Assessments”) as follows:

Compensation Component	Target Market Positioning
Base Salary	Between market median and 75th percentile

Annual Incentives	Between market median and 75th percentile

Long-Term Incentives	Market 75th percentile

Total Compensation (base salary, plus annual and long-term incentives)	Market 75th percentile

Benefits and Perquisites	Market median

The Committee has established this positioning approach based on both industry experience and the continued expectation that above-market median positioning is necessary in order to attract and retain experienced and high caliber executive talent in the highly competitive mining talent market. In any given year, an individual executive’s compensation may be set above or below the target market positioning, depending on the individual executive’s experience, recent performance and expected future contribution, retention concerns, and internal equity among the executives. Details regarding actual compensation in 2010 and a comparison to targets are outlined below in “Compensation Components.”

Competitive Market Assessment:  The Committee annually reviews the compensation of the executives relative to the competitive market, based on an assessment prepared by Mercer. This review typically takes place at the Committee’s regular first quarter meeting (historically between January and mid-March). Mercer’s assessment is typically prepared in the fourth quarter of the prior year, and includes an evaluation of base salary and annual and long-term incentive opportunities. In preparing this assessment, Mercer analyzes publicly disclosed compensation data from a peer group of metal and mineral mining companies (see discussion below). Mercer also analyzes mining industry compensation data from surveys published by The Hay Group and PricewaterhouseCoopers provided to it by Coeur, and general industry data collected from surveys published by Mercer and Watson Wyatt. The Committee weighs the peer group and survey data equally in developing a market composite for each executive position. The Committee is not provided with the names of the companies in any of the survey data.

Peer Group:  As a member of the precious metals mining industry, Coeur competes for executive talent with other precious metals mining companies, as well as with base metal and mineral mining companies. As such, the Committee uses a peer group composed primarily of companies in the precious metals mining industry of comparable size, level of complexity and scope of operations to Coeur. The Committee considers companies that are based in either the United States or Canada as part of the Company’s executive talent market.

The peer group is used in the market comparison for NEO pay levels (as described above). The Committee reviews the peer group each year in consultation with Mercer to determine its continued validity as a source of competitive compensation data, and adds or removes companies as appropriate based on the criteria mentioned above. For the 2010 competitive market assessment, the Committee reviewed 2009 full year data and in light of such data, the Committee decided to expand the peer group to include Eldorado Gold, New Gold and Gammon Gold. The 2010 peer group consisted of the following companies:

	Annual Revenue(1)	Market Cap(a)	Corporate
Company	($)	($)	Location
Goldcorp Inc.	2,724	28,824	Canada

Kinross Gold Corporation	2,412	12,802	Canada

Yamana Gold, Inc.	1,183	8,344	Canada

IAMGOLD Corporation	914	5,756	Canada

Centerra Gold Inc.	717	2,536	Canada

Agnico-Eagle Mines Limited	614	8,450	Canada

Northgate Minerals Corporation	485	894	Canada

Pan American Silver Corporation	455	2,077	Canada

Stillwater Mining Company	394	897	United States

Eldorado Gold Corporation	358	5,670	Canada

New Gold Inc.	324	1,411	Canada

Hecla Mining Company	313	1,462	United States

Gammon Gold Inc.	207	1,367	Canada

Median	485	2,536

Coeur d’Alene Mines Corporation	301	2,440	United States

(a)	In $US millions (except for Centerra, which is in $CDN millions) as of year-end fiscal 2009.

Even though Coeur’s 2009 revenue, the most recent data available when the Committee made its peer group determinations for 2010, was below that of most of the peer companies, the Committee determined that these companies form a suitable peer group for the executive compensation review in 2010, based on the following considerations: the Company’s key labor market for executive talent consists primarily of these named companies; the Company’s level of complexity and scope of operations is similar to these companies (i.e., exploration and development of silver and gold mines, with operations in several foreign countries); and when the peer group was determined it was expected that the Company’s 2010 revenue would significantly exceed 2009 revenue due to increasing levels of production from the Palmarejo, San Bartolomé and Kensington mines.

Compensation Components

The specific rationale, design, determination of amounts and related information regarding each of the components of Coeur’s executive officer compensation program are outlined below.

Base Salary

The annual base compensation for our executives is structured to ensure that we are able to attract and retain high caliber executives capable of achieving our strategic and business objectives. As described above in “Determining Executive Compensation,” we target base salaries between the 50th and 75th percentile levels of the competitive market. The Committee reviews executive salaries annually as part of its competitive market assessment and makes adjustments based on the actual positioning relative to market compared to the desired positioning, the individual executive’s position, organization level, scope of responsibility, tenure and experience, education and expected future contribution. Adjustments are typically approved at the Committee’s regular first quarter meeting and are applied retroactively to the beginning of the year.

In light of the recovering economy, improved Company performance, and desire to more closely achieve target levels of compensation, the Company removed the freeze of base salary levels for its executive officers in their current positions that was in place during 2009. The Committee approved the following base salary increases for the CEO and the other NEOs for 2010:

	2009	2010	Percentage
Named Executive Officer	Base Salary	Base Salary	Increase
Dennis E. Wheeler, Chairman, President and CEO	$587,633	$646,000	9.9%

Mitchell J. Krebs, Sr. VP and Chief Financial Officer	$262,449	$289,000	10.1%

Kelli C. Kast, Sr. VP, General Counsel, Chief Administrative Officer, and Corporate Secretary	$262,449	$289,000	10.1%

Donald J. Birak, Sr. VP Exploration	$262,449	$282,000	7.4%

K. Leon Hardy, Sr. VP Operations	$230,000	$275,000	19.6%

Mr. Hardy received the greatest percentage increase in base salary due to his promotion to Senior Vice President, Operations, effective February 2010. Mr. Wheeler’s base salary is higher than that of the other Named Executive Officers due to the fact that he is the top executive in the Company and has been a substantial contributor to its performance for over 30 years. Mr. Wheeler has held several executive-level positions during his tenure at Coeur, including the positions of General Counsel, President, Chief Executive Officer and Chairman of the Board of Directors, often holding more than one top position at the same time, as is currently the situation. Mr. Wheeler has a broad and deep knowledge of the mining industry, the investment community that focuses on this industry, the major industry influences (including peer companies, individuals, educational institutions and industry-focused organizations), government elements (both political and bureaucratic) and interested non-governmental organizations. This breadth of industry and executive knowledge and leadership ability places his value well above others within the organization. By comparison to the market competitive target, the Company believes he is properly compensated. This same process of recognizing an individual’s skills, abilities, talent, contribution and tenure, in light of market competitiveness, is used in determining the base salary of each NEO. The Company considered it necessary and prudent to provide these salary increases to the NEOs in order to help ensure their retention, while maintaining the Company’s policy of targeting base salaries between the 50th and 75th percentile range of the competitive market.

Below is a table showing the 2010 base salary for each NEO compared to the competitive market range used by the Committee in its review of Coeur’s executive compensation:

		2009 Market Range		% Deviation From
	2010 Base	50th	75th	50th	75th
Named Executive Officer	Salary	Percentile	Percentile	Percentile	Percentile
Dennis E. Wheeler	$646,000	$548,000	$813,000	18%	−21%

Mitchell J. Krebs	$289,000	$304,000	$352,000	−5%	−18%

Kelli C. Kast	$289,000	$280,000	$324,000	3%	−11%

Donald J. Birak	$282,000	$262,000	$303,000	8%	−7%

K. Leon Hardy(a)	$275,000	$303,000	$349,000	−9%	−21%

(a) Comparative market data presented for Mr. Hardy is 2010 market data for the position of Senior Vice President, Operations, which he assumed in early 2010.

Annual Incentive Plan (“AIP”)

The AIP is an annual cash incentive plan that rewards executives for the achievement of annual Company financial and operational goals and for the achievement of individual executive goals.

AIP Target Opportunities:  Under the AIP, each executive has a target award opportunity expressed as a percentage of base salary established at the beginning of each year. The target award opportunities are determined based on the competitive market and the desired market positioning, the individual executive’s position, organization level, scope of responsibility and ability to impact our performance, and internal equity among the executives. Based on these criteria, the target AIP award opportunities in 2010 were increased from 2009 levels, as follows:

	2009 Target AIP	2010 Target AIP	2009 Market Range
	Opportunity	Opportunity	50th	75th
Named Executive Officer	(% of Salary)	(% of Salary)	Percentile	Percentile
Dennis E. Wheeler	70%	80%	72%	100%

Mitchell J. Krebs	45%	50%	48%	65%

Kelli C. Kast	45%	50%	43%	55%

Donald J. Birak	45%	50%	43%	54%

K. Leon Hardy(a)	45%	50%	46%	59%

(a) Comparative market data presented for Mr. Hardy is 2010 market data for the position of Senior Vice President, Operations, which he assumed in early 2010.

As with base salary, Mr. Wheeler’s target AIP opportunity is substantially higher than that of the other NEOs for the reasons described above with respect to his base salary.

Actual awards are paid after the end of each year and can range from 0% to 200% of the target awards, based on the actual performance of the Company and the individual executives versus goals.

AIP Performance Measures and Weights:  For 2010, Company performance was measured against predetermined annual goals established by the Committee for the following four measures (three of which are the same as in 2009):

•	silver and gold production, measured in silver-equivalent ounces;

•	cash operating cost per ounce of silver produced, prior to adjustment for by-product credits;

•	operating cash flow, adjusted for actual metal price variation from budgeted prices; and

•	cash flow return on investment (CFROI), including a component for growth in gross investment (GGI). CFROI is the Company’s adjusted operating cash flow divided by gross investment. Gross investment is total assets net of depreciation, depletion and amortization, less non-debt liabilities. GGI is the percentage gain/loss between the gross investment figure in the current year and the prior year.

For 2010, adjusted operating cash flow in the CFROI measure replaces adjusted pre-tax net income less depreciation, depletion, amortization and interest expense. This change was made so that cash flow in the CFROI measure would use the same definition of cash flow as the operating cash flow measure.

The four measures are weighted equally (i.e., 25% each) in determining overall Company performance. The Committee selected these metrics and weights based on the following considerations and objectives. For example, production, operating cash flow and growth in gross investment meet the growth objective, and cash operating cost per ounce and cash flow return on investment meet the profitability objective.

•	provide alignment with the Company’s business objectives and strategic priorities;

•	provide transparency to investors and executives;

•	balance growth and profitability; and

•	balance financial and operational performance.

In addition to Company measures, specific individual objectives are developed for each executive at the beginning of the year. These individual objectives are typically operational or strategic in nature and are intended to support the Company objectives. Objectives for executives other than the CEO are established by the CEO and reviewed by the Committee. Objectives for the CEO are established by the Committee and reviewed with the other independent members of the Board. The specific objectives for each executive are chosen to reflect each executive’s individual responsibilities, and can be grouped into the following broad categories:

•	major project execution;

•	department goals;

•	safety and environmental compliance; and

•	personal development.

To promote collaboration among Coeur’s senior leadership as well as personal accountability, 50% of each executive’s AIP award is based on Company performance and 50% is based on each executive’s individual performance. The Committee evaluates the AIP performance measures and weights each year to ensure that they reflect the objectives of the plan and are consistent with the Committee’s stated compensation principles. These weights were not changed for 2010.

AIP Performance Goal Setting and Payout Leverage:  Management develops threshold, target and maximum performance goals for each Company AIP measure based on a variety of factors, including historical Company performance, internal budgets and forecasts, peer performance, and industry and market expectations. The Committee reviews the goals and adjusts them, as it deems appropriate, prior to granting its approval. Once the performance goals are set, they are not subject to change for that plan year without the specific approval of the Board. No adjustments were made to the 2010 goals.

For 2010, the Company AIP goals were set as follows, based upon budgeted metals prices of $16.00 per ounce of silver and $950.00 per ounce of gold (subject to adjustment for actual prices, as described below):

Measure	Weight	Threshold	Target	Maximum
Production (silver-equivalent ounces)	25%	24,301,396 ozs	27,001,551 ozs	29,701,706 ozs

Silver Cash Costs	25%	$14.22/oz	$12.93/oz	$11.64/oz

Operating Cash Flow	25%	$114,186,600	$126,874,000	$139,561,400

CFROI/GGI	25%	12.29%/14.34%	15.36%/17.93%	18.43%/21.52%

The threshold and maximum goals for production, cost and operating cash flow goals represent a +/- 10% variance around target, while the CFROI and GGI goals represent a +/- 20% variance around target. Production, cost and operating cash flow measures pay out at 50% of target for threshold performance and at 0% of target if threshold performance is not achieved. CFROI and GGI pay out at 0% of target for threshold performance. All measures pay out at 100% of target for target performance, and at 200% of target for performance that meets or exceeds the maximum. Payouts are interpolated for performance between threshold and target and between target and maximum.

Many of the individual objectives established for the executives are objective and quantifiable, which helps ensure accountability for results. Others, however, are subjective by nature, which requires the exercise of discretion and judgment to assess performance attainment. AIP payouts for individual performance range from 0% to 200% of target, as follows:

Payout
Performance Standard	(% of target)
Well Above Expected	200%

Above Expected	150%

Meets Expected	100%

Below Expected	50%

Well Below Expected	0%

AIP Earned Awards:  Following the end of the year, the Committee reviews the Company’s actual performance and determines the extent of goal achievement. The Committee adjusts the actual operating cash flow and CFROI for actual realized metal prices during the year that differed from the assumptions that went into setting the goals. This is done in order to make the goals neutral to fluctuations in the market prices of silver and gold, which are beyond the control of the Company and its executives. The Committee makes this adjustment in the interest of fairness to both the executives and shareholders.

In addition, following the end of the year, the CEO reviews and reports to the Committee the performance of the other executives on their individual objectives and determines the level of achievement compared to target for each executive. The Committee, together with the other independent members of the Board, reviews the performance of the CEO on his individual objectives and determines the level of achievement compared to target. Determining the overall level of achievement for each executive on his or her individual objectives includes a significant discretionary assessment. AIP awards are normally paid in cash no later than March 15 following the end of the AIP plan year, subject to withholding of applicable taxes.

2010 AIP Calculation and Payments:  For 2010, the payout percentage for Company performance was 46% of target, calculated as follows:

		Payout		Weighted Payout
Measure	2010 Performance	(% of target)	Weight	(% of target)
Production (silver-equivalent ounces)	26,087,291 ozs	83%	25%	21%

Silver Cash Costs	$15.43/oz	0%	25%	0%

Operating Cash Flow	$42,264,000	0%	25%	0%

CFROI/GGI	11.71%/22.87%	100%	25%	25%

Total				46%

The level of individual performance achievement for our NEOs in 2010 was assessed as follows:

Individual Performance Achievement
Named Executive Officer	(% of target)
Dennis E. Wheeler	175%

Mitchell J. Krebs	175%

Kelli C. Kast	175%

Donald J. Birak	155%

K. Leon Hardy	170%

In determining the CEO’s individual performance achievement, the Committee, together with the other independent members of the Board, considered their evaluation of Mr. Wheeler’s performance against his financial, operational and strategic goals for 2010. The Committee determined that the CEO’s individual performance achievement was 175% of target, noting that under his leadership, the Company had a record setting year for revenue and operating cash flow. The Company also successfully completed its strategic plan to bring all three of its large-scale, long-life precious metals mines into production, with approximately 1% growth in silver production and 118% growth in gold production during the year and positioned itself to generate significant, sustainable production and cash flow for the Company’s shareholders going forward.

In addition to certain milestones directly related to progress at Palmarejo Mine (Mexico), San Bartolomé Mine (Bolivia) and early start-up at the Kensington Mine (Alaska), the Company’s three largest operations, Mr. Wheeler’s individual performance goals for 2010 included holding executive officers accountable for their performance, specifically in areas of safety, environmental compliance, production, operating and overhead cash costs, capital expenditures and reduction in debt. Mr. Wheeler steered a steady course for the Company through 2010, including orchestrating several strategic new hires to bolster the Company’s talent base. The Company reduced its total debt by over $34 million, or 18%, and perhaps most notably completed an early start-up of the Kensington Mine in Alaska. Additionally, the Company was recognized by the International Society of Mine Safety Professionals with seven national and international safety awards relating to its operating and exploration properties in North and South America.

Set forth below is a description of the individual objectives established for each NEO for 2010 and a discussion of related achievements.

Dennis E. Wheeler

•	Oversee successful start-up for Kensington (Alaska) — Kensington started operations three months ahead of schedule in July, 2010. Mine production for the first partial year of production was 43,143 ounces of gold which surpassed budget expectations. Operational start up continued on track throughout 2010.

•	Ensure Palmarejo (Mexico) achieves its production goals in its first full year of operations — The Palmarejo mine continued to optimize recoveries and production throughout 2010 with fourth quarter achieving a record 2 million ounces of silver and 30,089 ounces of gold.

•	Maintain stable production and costs at San Bartolomé (Bolivia) — Silver production in 2010 reached 6.7 million ounces with cash operating costs of $7.87 per ounce. Additional areas for mining were opened up to the Company and the mine plan advanced under stable leadership.

•	Navigate the rebirth of Rochester (Nevada) — Under Mr. Wheeler’s leadership, the Rochester restart feasibility and permitting was successfully completed in 2010 with the property expected to begin new production in the second half of 2011.

•	Oversee reduction in capital expenditures with all three new large mines in operations — Continued efforts through the year yielded a stronger and improved balance sheet and liquidity position for the Company.

•	Ensure operational excellence, holding officers accountable for safety, environmental compliance, production, operating and overhead cash costs, capital expenditures, and reserve and mineralized material additions — Mr. Wheeler met this objective as the Company had an excellent year in safety and environmental compliance areas and reported increases in reserves at both Kensington and Rochester and resources at Palmarejo. The Company was recognized by the International Society of Mine Safety Professionals with seven national and international safety awards relating to its operating and exploration properties in North and South America.

•	Effectively communicate with the Board, shareholders and analysts and maintain beneficial relationships with major customers, bankers, government officials and key communities — Mr. Wheeler presented or attended multiple investor conferences and media relations events worldwide in 2010 in relation to the Company’s business. Mr. Wheeler served as a member of the Executive Committees of the National Mining Association and Silver Institute and a Director and Audit Committee Member of the World Gold Council.

•	Follow through with key executive development plans of training and coaching of officers and key managers — Mr. Wheeler achieved this objective by mentoring and meeting with key staff regularly throughout the year on an individual basis and supporting a heightened level of training for executives and mine site management in 2010 to increase areas of corporate governance awareness and compliance world-wide.

Mitchell J. Krebs

•	Strengthen balance sheet by reducing outstanding balance of convertible debentures through 3(a)(9) exchanges — Mr. Krebs led the Company’s efforts to significantly reduce convertible debt in 2010 in the amount of $99.7 million of 3.25% convertible debentures and $20.4 million of 1.25% convertible debentures.

•	Complete the sale of Compañía Minera Cerro Bayo — Mr. Krebs led the effort to identify a purchaser and complete the sale of Compañía Minera Cerro Bayo.

•	Ensure sufficient liquidity is available — During 2010 sufficient liquidity was obtained from a variety of sources including ongoing operations, the issuance of $100 million of senior unsecured notes, utilization of the Mitsubishi gold lease facility, and monetization of Cerro Bayo. The Company ended 2010 with a 14% reduction in total net debt and 160% increase in cash at year-end to $66.1 million compared to December 31, 2009.

•	Control actual vs. budgeted spending — Mr. Krebs oversaw the budget and expenditure of capital in 2010. Total 2010 capital expenditure was 9% below budget ($156 million actual versus $171 million budget) and total 2010 production costs were $10 million above budget (approximately 4%). 2010 actual general administrative expenses were within 9% of budget.

•	Proactively communicate with project development and operations personnel/leadership — Mr. Krebs enhanced communication among operations, project development, environmental and finance groups regarding prioritization, timing, and actual needs to reduce capital expenditures to budget amounts. He further engaged on the Rochester restart plan and related capital needs. This work involved collaboration among technical services, operations, and finance to develop a feasibility study with solid projections for capital costs, allowing for proper/adequate/sufficient planning for how to best fund this project in 2011.

•	Continue to strengthen accounting/finance team and processes — With assistance from the CEO, Mr. Krebs restructured the corporate accounting and finance departments and added three new critical positions at corporate headquarters. He further added a Vice President of Business Development, which will further strengthen Coeur’s finance team.

•	Proactively manage banking relationships and credit facilities — Mr. Krebs successfully completed an upsize in the Credit Suisse term facility from $45 million to $100 million in 2010, repurchased $36.6 million of Senior Term Notes and eliminated $23 million of outstanding gold leases with part of the proceeds from this upsized facility to reduce the Company’s overall indebtedness and cost of funds, and to increase the Company’s financial flexibility. Mr. Krebs led the effort to establish credit availability and to increase the size of the gold lease facility from $25 million to $49.5 million, with significantly reduced collateral requirements from 90% of outstanding borrowings to 30%, resulting in enhanced liquidity. Mr. Krebs further maintained multiple banking relationships in 2010.

Kelli C. Kast

•	Provide support for operations as Chief Administrative Officer — Ms. Kast was a key contributor to the executive management team to reach 2010 milestones including the Palmarejo mine performance improvements; successful Kensington start-up; San Bartolomé administration and strategic work; and US and international government relations, all while managing G&A costs. Ms. Kast actively participated in organizational efficiency, recommendations and implementations to internal operations and management, by site and at headquarters; encouraged peer group to act cohesively and effectively to meet company goals through regular interface and training; oversaw the updated recruiting program to meet all manpower needs company-wide; and oversaw the achievement of stated objectives through direct or indirect reports in environmental, CSR, human resources and safety and health.

•	Provide legal support and representation for operations — Ms. Kast accomplished a very high volume of legal support work in 2010 by completing a standardized recordkeeping program at corporate and mine sites. She additionally focused attention on up front review of all material contracts, and personally oversaw all material claims and litigation. She met daily legal needs of the Company by being fully accessible to all levels of management. Ms. Kast provided legal support for all financings and equity offerings, banking relations and business development as warranted. She ensured timely and proper legal support for all SEC and regulatory filings.

•	Manage corporate governance activities — Ms. Kast participated in all Board of Directors meetings and kept minutes. She further organized and recommended subsidiary structure to eliminate all non-essential companies to streamline corporate organization. Ms. Kast oversaw the update to all historical company records. She responded timely to all Board requests as received, including special projects. She provided a review and recommendations on renewals for D&O insurance to improve coverage at reduced costs. Additionally, Ms. Kast completed a full review and update to all Corporate Governance Policies and Procedures and completed training of all general managers, controllers and internal auditors including FCPA training.

•	Ensure regulatory and stock exchange compliance — Ms. Kast oversaw all regulatory and stock exchange filings to ensure they were made timely and provided all legal and administration inputs to the Company’s proxy statement, 10-K, 10-Qs, 8-Ks, and Forms 4. Ms. Kast oversaw the effective de-listing from the Australian Stock Exchange to reduce costs and administration burden.

Donald J. Birak

•	No lost time accidents or environmental incidents — Mr. Birak and his exploration staff had no reportable incidents for 2010 and achieved a safety award for the Company’s South American exploration team, which was the second in the last two years, and from the Chilean Safety Association (ACHS) for a high level of attention to employee health and safety.

•	Expand mineral reserve and resources at Palmarejo District with a focus on the Palmarejo and Guadalupe deposits. Identify and test new high-quality targets. Expand mineral resources and reserves at Kensington focusing on the Raven and Kimberly gold-bearing vein structures. Identify new targets for potential drill testing — Mr. Birak’s exploration group achieved a + 20 M Ag equivalent ounce gain at the Palmarejo District Guadalupe mineral resources relative to year-end 2010 as well as gains in mineral resources at the Raven vein at Kensington as final models are in preparation.

•	Advance Joaquin to mineral resource status with a target of +50 M silver equivalent ounces. Phase 1 drill testing of Satélite — Mr. Birak oversaw very favorable results in the exploration programs in Argentina in 2010 at multiple targets.

•	Test new targets at Rochester with phase 1 drilling to assess potential to add to district mineral resources — Mr. Birak completed new drilling at Coeur Rochester’s Nevada Packard deposit which encountered extensions of mineralization from the historic open pit. The modeling of this work is underway and will be used to plan 2011 drilling.

•	Maintain close control of costs and data quality — Mr. Birak’s total exploration drilling meters/feet and all designed programs were completed under budget.

•	Review all dormant properties in South America and Mexico with a goal to assess follow-up exploration or vend or drop them — Mr. Birak made excellent progress evaluating dormant properties. As a result, two properties were sold.

K. Leon Hardy

•	Meet production goals with improved safety record — Mr. Hardy worked during 2010 to achieve the overall Company goals of production while adding key staff throughout the corporation. The Company nearly achieved the production goals. Safety standards at all sites improved significantly for the year with continued emphasis on training.

•	Oversee the Company’s technical services group — Mr. Hardy oversaw the technical services group in 2010. The technical services group changed significantly during the year with movement of key personnel to sites. Mr. Hardy was charged with identifying and engaging replacements for departing staff and bolstering talent on the technical side of the Company.

•	Site specific goals and achievements —

•	Kensington — Both construction management and operational ramp up were under Mr. Hardy’s direct responsibility, and the Company was able to start the mine ahead of schedule and achieve full production in November. Overall completion tests and startup was ahead of schedule. As 2010 was completed, the mine was on target for production.

•	Rochester — Mine restart and feasibility study was completed in the third quarter 2010 under Mr. Hardy’s leadership. Permitting was completed timely to ramp up for equipment orders and manpower was successfully obtained.

•	Palmarejo — Operational responsibility for Palmarejo was placed with Mr. Hardy in the first quarter of 2010. Mr. Hardy navigated multiple start-up issues and put in place a plan to increase silver recoveries. Third parties were retained and mobilized, staffing enhanced and process and procedures reviewed and updated. December was a record month of production for Palmarejo.

•	San Bartolomé — Operational responsibility for San Bartolomé was placed with Mr. Hardy in the first quarter 2010. Mr. Hardy reinforced staffing and site leadership and bolstered the mine plan under the government instituted restriction on mining above the 4400 meter level. Production in 2010 was on budget.

•	Martha Mine — Mr. Hardy’s Operational responsibility for the Martha mine began in the first quarter of 2010. While operations were only budgeted to operate for this first part of the year, with continued success and a downsizing program in place, the mine was able to operate for the full year. Mr. Hardy oversaw the revised mine plan, including reduction in operation manpower by 60 percent. All options for the mine were evaluated and a reduced mine rate was implemented for a successful contribution to the Company in 2010.

For 2010, based on the Company and individual NEO performance achievement as a percentage of target and the performance weights described above, the Committee approved annual incentive payments to the NEOs (together with the other independent members of the Board for the CEO) as follows:

	Actual 2010 AIP Payment
Named Executive Officer	$ Amount	% of Salary	% of Target
Dennis E. Wheeler	$571,064	88%	111%

Mitchell J. Krebs	$159,672	55%	111%

Kelli C. Kast	$159,672	55%	111%

Donald J. Birak	$141,705	50%	101%

K. Leon Hardy	$148,500	54%	108%

Discretionary Bonus Payments

The Committee has the discretion to award cash or equity bonuses outside of the parameters of the AIP formula. However, such discretionary bonuses are infrequently awarded. Factors that the Committee may consider in deciding whether to award such bonuses include extraordinary personal or Company achievement or results due to the individual’s leadership, direction or effort, either within or outside of the specific objectives established under the AIP. Prior to granting a one-time special achievement and major transaction bonus as noted in our 2008 proxy statement, the Committee had not previously exercised its discretionary ability to direct such bonus payments. There were no discretionary bonus awards or payments in 2010.

Long-Term Incentive Plan (LTIP)

The primary purpose of our long-term incentive plan is to align the interests of our executives with those of the shareholders by rewarding the executives for creating shareholder value over the long term. The LTIP is also an attractive vehicle for attracting and retaining executive talent in the highly competitive mining market.

Forms and Mix of Long-Term Incentive Compensation:  The Company’s 2003 Long-Term Incentive Plan provides for the award of stock options and stock appreciation rights, restricted stock and restricted stock units, performance shares and performance units, and cash-based awards. Since 2006, the Committee has used stock options, restricted stock, and performance shares in its LTIP grants to executives, with one-third of the total long-term incentive value granted in each of these three forms of equity. The Committee believes that this mix provides alignment with shareholder interests, balances incentive and retention needs, and minimizes share dilution. Stock options provide alignment with shareholder interests by focusing the executives on creating shareholder value over the long-term via share price appreciation. Restricted stock is granted with a three-year ratable service vesting requirement for retention purposes, while also providing alignment with shareholders via actual share ownership. Performance shares are earned based on total shareholder return performance relative to the companies in our peer group.

LTIP grants are made on an annual basis. This enables the Committee to adjust the levels, forms, and mix of long-term incentive grants, as appropriate, to respond to changes in the precious metal mining industry and the broader market, as well as to respond to Company-specific changes and issues. The Committee does not take into account prior equity awards when making annual equity awards to executives.

For LTIP grants made in early 2009, the Committee approved grants of cash-settled stock appreciation rights, restricted stock units and performance units, in addition to grants of stock options, restricted stock, and performance shares. The cash-settled grants have the same terms as the equity-based grants and provide identical payout opportunities. For LTIP grants made in early 2010, the Committee approved grants consisting entirely of cash-settled stock appreciation rights, restricted stock units and performance units, with one-third of the total long-term incentive value in each of these three vehicles. The reason for making these non-equity grants in 2009 and 2010 was that the number of shares remaining in the 2003 Long-Term Incentive Plan were not sufficient to make equity-based grants at the levels previously approved by the Committee. The specific terms of the long-term incentives granted to our NEOs in 2010 are disclosed in the 2010 Grants of Plan-Based Awards table included in this proxy statement.

At the Annual Meeting of Shareholders held on May 11, 2010, the Company’s stockholders approved the amendment and restatement of the 2003 Long-Term Incentive Plan (the “Amended Plan”). The Amended Plan increased the number of shares available for grant under the plan by 4,000,000 shares. The Committee intends to use stock options, restricted stock, and performance shares for future LTIP grants to executives, rather than making cash-settled grants. Based on the Company’s increased focus on equity-based incentive compensation to tie performance to shareholder value, and its expected share usage for equity-based incentive compensation awards in the near term, the Company intends for these shares to provide for the Company’s equity-based compensation needs for the next five years. The Amended Plan will terminate with respect to the grant of new awards on May 11, 2020.

Timing of Long-Term Incentive Awards:  The Committee typically makes annual long-term incentive grants to the Company’s executives at its regular first quarter meeting, based on the grant levels that were approved by the Committee for the prior year. In 2010, the grants were approved at the March Committee meeting. Grants to the CEO are approved by the independent members of the Board, including the members of the Committee. Grants to the non-CEO executive officers are approved by the Committee, based on the recommendations of the CEO. The Committee meeting date is the effective grant date for equity grants, unless

Board approval is required. The exercise price for stock options is the greater of the closing price of the stock on the day of grant (or the day after the grant day if the grant day falls on a weekend or non-market day) or the par value per share. For executives who are hired or appointed during the year, the Committee recommends compensation levels in connection with the Board’s appointment of the executive and may approve equity grants for the executive. The Committee does not coordinate the timing of equity awards with the release of material, non-public information.

LTIP Grant Levels:  The Committee has established grant levels of long-term incentives for each executive, expressed as a percentage of base salary. The levels are determined based on the competitive market and the desired market positioning, the individual executive’s position, organization level, scope of responsibility, ability to impact our performance, and internal equity among the executives. The total value of each executive’s LTIP grant is determined by multiplying the LTIP grant percentage previously approved by the Committee by the executive’s base salary in the prior year. For grants made in 2010, the long-term incentive grant values as a percentage of base salary for our NEOs were as follows (unchanged from 2009):

	2010 LTIP Grant		2010 Market Range
Named Executive Officer	% of Salary	$ Amount	50th Percentile	75th Percentile
Dennis E. Wheeler	280%	$1,645,372	$956,000	$2,156,000

Mitchell J. Krebs	140%	$367,429	$329,000	$619,000

Kelli C. Kast	140%	$367,429	$297,000	$576,000

Donald J. Birak	140%	$367,429	$269,000	$528,000

K. Leon Hardy(a)	140%	$322,000	$323,000	$599,000

(a)	Comparative market data presented for Mr. Hardy is 2010 market data for the position of Senior Vice President, Operations, which he assumed in early 2010.

Based on the Committee’s 2010 competitive market assessment, the Committee determined that, for most of the Company’s executives, there was a shortfall in the target total compensation opportunity of greater than 15% compared to the intended market 75th percentile positioning. This was primarily due to LTIP grant levels that fell below the intended market 75th percentile positioning. The Committee believed that this shortfall placed the Company at a significant disadvantage in retaining the Company’s executives. The Committee therefore considered and decided to increase the annual LTIP grant levels provided to the Company’s executives, beginning with the grants to be made in early 2011. The Committee determined that this increase, combined with the increase in base salaries for 2010 described above, would result in target total compensation opportunities that were consistent with the intended market 75th percentile positioning. Therefore, as set forth in the following table, the Committee considered and approved an increase in LTIP grant levels as a percentage of base salary for our NEOs.

	2011 LTIP Grant
Named Executive Officer	% of Salary	$ Amount
Dennis E. Wheeler	310%	$2,003,829

Mitchell J. Krebs	190%	$548,518

Kelli C. Kast	190%	$548,518

Donald J. Birak	190%	$536,750

K. Leon Hardy	190%	$522,500

Stock Options:  Stock options (including stock appreciation rights) represent one-third of the LTIP value granted to Coeur’s executives (including our NEOs) in 2010. The number of options granted is determined by dividing the total option grant value by the Black-Scholes value of a single option. The Committee believes that options provide an incentive for executives to drive long-term share price appreciation through the development and execution of effective long-term business strategies. Stock options are issued at the higher of the par value per share or 100% of the fair market value to assure that executives will receive a benefit only when the stock price increases. Stock options therefore align executives’ interests with those of shareholders. Stock options generally have value for the executive only if the executive remains employed for the period required for the options to vest. Stock options therefore provide retention value. Cash-settled stock appreciation rights granted in 2010 vest at a rate of 33 1/3% per year and expire at the end of ten years (or earlier in the case of termination of employment).

Restricted Stock:  Restricted stock (including restricted stock units) represents one-third of the LTIP value granted to Coeur’s executives (including our NEOs) in 2010. The number of restricted shares granted is determined by dividing the total restricted stock grant value by the higher of the par value per share or the fair market value, as described above. The Committee believes that restricted stock aligns executives’ interests with those of shareholders via actual (or phantom) share ownership, and vesting requirements provide retention value and therefore also continuity in the Company’s senior leadership team. Cash-settled restricted stock units granted in 2010 vest at a rate of 33 1/3% per year based on continued employment with the Company. Restricted stock also balances the more volatile rewards associated with stock options by providing value to the executives even with a declining share price, which may occur due to general market or industry-specific forces that are beyond the control of the executives (for example, a drop in the market prices of silver and gold). Holders of restricted stock may, if the Committee so determines, receive dividends, if any, and exercise voting rights on their restricted stock during the period of restriction. There are no performance restrictions associated with the grants of restricted stock. The Committee may grant restricted stock with alternative vesting schedules or with performance restrictions as deemed necessary to achieve the desired business goals.

Performance Shares:  Performance shares (including performance units) represent one-third of the LTIP value granted to Coeur’s executives (including our NEOs) in 2010. The target number of performance shares granted is determined by dividing the performance share grant value by the higher of the par value per share or the fair market value, as defined above. Performance is measured over a three-year period in comparison to the peer group described above. Performance shares are earned based on our total shareholder return (“TSR”) performance over a three-year period relative to our peer group. TSR is defined as stock price appreciation plus dividends and any cash-equivalent distributions. TSR is calculated using the three-month average share price at the beginning and end of the period (i.e., three-month averages ending December 31, 2009 and December 31, 2012 for the 2010-2012 grant). This measure is intended to focus the Company’s executives on creating shareholder value, while further aligning executives’ interests with those of shareholders via the use of shares. Performance is measured relative to peers in order to mitigate the impact of metal prices on the ultimate award value, as the share prices of our peers are similarly influenced by realized metal prices. Measuring TSR relative to peers also aligns executives’ interests with those of shareholders by rewarding the creation of shareholder value in excess of what our shareholders could realize by investing in other companies in our industry. For the 2010-2012 performance period, the relative TSR performance scale and the corresponding number of cash-equivalent share units that can be earned as a percentage of target were set by the Committee as follows (unchanged from prior performance periods):

Number of
	TSR Percentile Rank	Shares/Units Earned
Performance Level	(vs. Peer Group)	(% of Target)
Maximum	75th percentile	200% of target

Target	50th percentile	100% of target

Threshold	25th percentile	25% of target

No performance shares are earned if the Company’s performance is below threshold. The number of performance shares earned is interpolated for relative TSR performance between threshold and target levels and for performance between target and maximum levels. Shares of Coeur common stock are issued to the participant based on the number performance shares earned. For grants of cash-settled performance units, an equivalent cash payment is made to the participant based on the number of performance units earned.

For the 2008-2010 performance period, the Company performed below the 25th percentile of the peer group and therefore no performance shares were earned. The table below sets forth the threshold, target and maximum TSR performance levels for the 2008-2010 performance period, corresponding respectively to the 25th, 50th and 75th percentile TSR performance of the peer group, and the Company’s TSR performance.

		Number of
	2008-2010 TSR	Shares Earned
Performance Level	(Annualized)	(% of Target)
Maximum	18.79%	200% of target

Target	7.58%	100% of target

Threshold	0.08%	25% of target

Coeur	−17.30%	0% of target

Benefits and Perquisites

The primary purpose of providing benefits and limited perquisites to Coeur’s executives is to attract and retain the talent to manage the Company. The Committee intends the type and value of benefits and perquisites offered to be competitive with overall market practices. Details of the benefits and perquisites provided to our NEOs are disclosed in the “All Other Compensation” column of the 2010 Summary Compensation Table set forth in this proxy statement.

The primary benefits for the Company’s executives include participation in the Company’s broad-based plans: the 401(k) and defined contribution retirement plans (which includes matching Company contributions), health and dental coverage, various Company-paid insurance plans, including disability and life insurance, paid time off and paid holidays. The Company also provides certain expatriate benefits and supplementary allowances to its expatriate employees, as the Company deems appropriate and consistent with typical market practices.

With respect to perquisites, Coeur prefers to take a minimalist approach. In general, Coeur will provide a specific perquisite only when the perquisite provides competitive value and promotes retention of executives, or when the perquisite provides shareholder value, such as ensuring the health of the executives. In addition, perquisites that promote efficient performance of the Company’s executives are also considered. The limited perquisites Coeur provides its executives may include an automobile allowance or Company vehicle and fuel allowance, physical exam, and home office expense.

Employment Agreements

The Company has employment agreements with each of its Named Executive Officers. Each agreement specifies the terms and conditions of employment, the duties and responsibilities of the executive during the term, the compensation and benefits to be provided by the Company in exchange for the executive’s services, the compensation and benefits to be provided by the Company in the event of a qualifying termination of employment not preceded by a change-in-control of the Company, and the compensation and benefits to be provided by the Company in the event of a qualifying termination of employment that is preceded by a change-in-control of the Company. The Compensation Committee believes that such agreements benefit the Company by clarifying the terms of employment and ensuring the Company is protected by non-compete and nondisclosure provisions.

All of the employment agreements and severance and change-in-control provisions were developed by the Company and the Compensation Committee based on market and industry competitive practice. The Company periodically reviews, along with the Compensation Committee, the benefits provided under the agreements to ensure that they continue to serve Coeur’s interests in retaining these key executives, are consistent with market and industry practice, and are reasonable.

Effective August 6, 2010, the Company entered into an amendment to our employment agreement with Dennis E. Wheeler, pursuant to which he is employed as Chairman of the Board, President and Chief

Executive Officer, extending the term of employment through December 31, 2011 unless terminated or modified by the Company by written notice, subject to the terms and conditions of the agreement. Mr. Wheeler’s employment agreement calls for a base salary of $646,000 plus annual incentive compensation, and in the event of his death, his employment agreement provides for a lump sum payment to his estate of an amount equal to his annual base salary and eligible annual incentive plan payment at the time of his death. The Company additionally has a change-in-control agreement with Mr. Wheeler more fully described below under “Termination of Employment/Severance and Change-in-Control Arrangements — Chairman of the Board, President and Chief Executive Officer.”

Effective August 6, 2010, the Company entered into an amendment to our employment agreement with Mitchell J. Krebs, pursuant to which he is employed as Senior Vice President and Chief Financial Officer, extending the term through December 31, 2011. His agreement calls for a base salary of $289,000 plus annual incentive compensation. Mr. Krebs’s employment agreement includes change-in-control provisions as described below under “Termination of Employment/Severance and Change-in-Control Arrangements — Executive Officers Other Than CEO.”

Effective August 2, 2010, the Company entered into an amendment to our employment agreement with Kelli C. Kast, pursuant to which she is employed as Senior Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary, extending the term through December 31, 2011. Her agreement calls for a base salary of $289,000 plus annual incentive compensation. Ms. Kast’s employment agreement includes change-in- control provisions as described below under “Termination of Employment/Severance and Change-in-Control Arrangements — Executive Officers Other Than CEO.”

Effective August 2, 2010, the Company entered into an amendment to our employment agreement with Donald J. Birak, pursuant to which he is employed as Senior Vice President, Exploration, extending the term through December 31, 2011. His agreement calls for a base salary of $282,000 plus annual incentive compensation. Mr. Birak’s employment agreement includes change-in-control provisions as described below under “Termination of Employment/Severance and Change-in-Control Arrangements — Executive Officers Other Than CEO.”

Effective August 2, 2010, the Company entered into an amendment to our employment agreement with K. Leon Hardy, pursuant to which he is employed as Senior Vice President, Operations, extending the term through December 31, 2011. His agreement calls for a base salary of $275,000 plus annual incentive compensation. Mr. Hardy’s employment agreement includes change-in-control provisions as described below under “Termination of Employment/Severance and Change-in-Control Arrangements — Executive Officers Other Than CEO.”

In addition to the above described employment agreements, the Company has change-in-control agreements with a total of seven executive officers that provide for certain benefits that would be payable to the executives in the event of a change-in-control followed by the termination of the executive’s employment within two years for any reason other than termination for cause, disability, death, normal retirement or early retirement. These agreements continue from year to year unless terminated by the Company by written notice.

Termination of Employment/Severance and Change-in-Control Arrangements

Executive Officers Other Than CEO

The Committee believes severance arrangements are an essential component of the executive compensation program and are necessary to attract and retain senior talent in a highly competitive market. Regarding the change-in-control provisions, the Committee believes that these agreements provide reasonable compensation in the unique circumstances of a change-in-control that are not provided by the Company’s other compensation programs. The Committee believes that change-in-control benefits, if structured appropriately, serve to minimize the distraction caused by a potential change-in-control transaction and reduce the risk that key talent would leave the Company before a change-in-control transaction closes. The Committee also believes that these provisions motivate executives to make decisions that are in the best interests of the shareholders should a transaction take place by providing executives with the necessary job stability and financial security during a change-in-control transaction (and the subsequent period of uncertainty) to help them stay focused on managing the Company rather than on their own personal employment situation. The Committee believes that all of these objectives serve the shareholders’ interests.

Each of the following constitutes a change-in-control under the Company’s change-in-control agreements with the NEOs other than the CEO:

•	any organization, group or person (“Person”) (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the then outstanding securities of the Company;

•	during any two-year period, a majority of the members of the Board serving at the effective date of the change-in-control agreement is replaced by directors who are not nominated and approved by the Board;

•	a majority of the members of the Board is represented by, appointed by or affiliated with any Person who the Board has determined is seeking to effect a change-in-control of the Company; or

•	the Company is combined with or acquired by another company and the Board determines, either before such event or thereafter, by resolution, that a change-in-control will occur or has occurred.

If a change-in-control occurs, an executive shall be entitled to the benefits described below only upon a subsequent involuntary termination, whether actual or constructive, of the executive’s employment within the two year period immediately following the change-in-control, for any reason other than termination for cause, disability, death, normal retirement or early retirement. Termination for “cause” is termination of employment on account of (i) fraud, misrepresentation, theft or embezzlement, (ii) intentional violation of laws involving moral turpitude or which is materially injurious to the Company, (iii) willful and continued failure by the executive substantially to perform his or her duties with the Company or its subsidiaries (other than failure resulting from the executive’s incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the executive by the President or the Chairman of the Board of the Company, which demand specifically identifies the manner in which the executive has not substantially performed his or her duties.

The following benefits are payable to an executive in the event of a qualifying termination of employment within two years following a change-in-control:

•	a lump sum equivalent to the executive’s base salary for the two years following the change-in-control;

•	a lump sum equivalent to short-term and long-term bonuses at target levels pursuant to the Company’s then current long-term incentive plan that would have been paid in the two years following the change-in-control;

•	continuation of medical, dental and long-term disability benefits or costs of benefits during the two years following the change-in-control;

•	acceleration of the exercise date and vesting of all outstanding stock options, stock appreciation rights, restricted stock, performance plan awards and performance shares granted by Coeur under the Company’s long-term incentive plan;

•	continued credit for years of service during the two years following the change-in-control for purposes of determining the executive’s retirement benefits under the Company’s defined contribution and 401(k) retirement plans; and

•	reimbursement of legal fees and expenses incurred as a result of the change-in-control.

For all of the NEOs except the CEO, the agreements provide for special circumstances in the event the payment provided would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code. In this case, the payment will be reduced to the amount that will result in no portion being subject to the excise tax. This clause limits the exposure of the Company and the executives to the parachute payment rules.

Chairman of the Board, President and Chief Executive Officer

Coeur has a change-in-control Agreement with Dennis E. Wheeler in similar form to the above described executive change-in-control agreements with the exception of the definition of change-in-control and the benefits available in connection with a change-in-control and subsequent qualifying termination. Under this change-in-control agreement, the definition of change-in-control is as follows:

•	any person becomes the beneficial owner (other than through a merger or consolidation involving the Company) of securities (i) representing 50% or more of the voting power of the Company’s then outstanding securities with respect to the election of directors or (ii) representing 20% or more of the voting power of the Company’s then outstanding securities with respect to the election of directors if the Company has any publicly held class of securities;

•	during any 24 month period, the directors at the beginning of such period together with any directors elected or nominated by 2/3 of the directors in office at the beginning of such period cease to constitute a majority of the Board; or

•	the consummation of any of the following: a plan of complete liquidation of the Company; the sale or disposition in one transaction or a series of transactions of assets that generated at least 50% of the Company’s total net sales for the most recently ended year; or a merger, consolidation or reorganization of the Company other than one that would result in the voting securities of the Company outstanding immediately prior to such transaction continuing to represent more than 65% of the combined voting power of the voting securities of the surviving entity immediately after such transaction.

If a qualifying termination of employment occurs within two years following the change-in-control, Mr. Wheeler will receive the following:

•	base salary through the date of termination;

•	accrued but unused vacation pay through the date of termination; and

•	all other rights and benefits Mr. Wheeler is vested in, pursuant to the Company’s plans and programs.

In addition, provided that Mr. Wheeler executes a release of claims against the Company that is effective within 60 days following the date of termination, Mr. Wheeler will receive:

•	a lump sum payment equal to the target annual bonus to which Mr. Wheeler would have been otherwise entitled, multiplied by a fraction, the numerator of which is the number of completed days in the year through the date of termination and the denominator of which is 365;

•	a lump sum payment equal to three times the sum of Mr. Wheeler’s base salary, target annual bonus and long term incentive award;

•	continuation of health care benefits for Mr. Wheeler and his dependents for three years, unless Mr. Wheeler earlier becomes eligible for comparable coverage at a comparable cost;

•	acceleration of the exercise date and vesting of all Mr. Wheeler’s outstanding stock options, stock appreciation rights, restricted stock, performance plan awards and performance shares granted by Coeur under the Company’s long-term incentive plan;

•	a lump sum payment of the actuarial present value equivalent of aggregate benefits under any supplemental retirement plans in which Mr. Wheeler participates, calculated under the assumption that Mr. Wheeler’s employment continued for three years after the date of termination; and

•	reimbursement of legal fees and expenses incurred as a result of a refusal by the Company to provide the severance benefits described above.

Because of the critical nature of the CEO position, the change-in-control agreement for the CEO provides that for any payment that qualifies as an “excess parachute payment” under Section 280G of the Internal Revenue Code, the Company will pay an additional amount in cash so that the net amount retained by the CEO after the deduction of all applicable taxes will be equal to the initial change-in-control payment.

Supplementary Compensation Policies

The Committee has established additional policies to ensure that the overall compensation structure is responsive to shareholder interests and competitive with the market. These specific policies are outlined below. The Committee has not established a stock ownership policy or holding period requirements for Company stock earned by executive officers from LTIP grants. As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Committee plans to establish a clawback policy.

Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation paid by a public company to certain of its most highly compensated executives to $1 million, per executive, per year. However, there are exceptions for payments made by a public company due to death, disability, a change-in-control or for those payments that are performance based. The Committee believes that the stock options and performance shares granted to the Company’s NEOs under the 2003 Long-Term Incentive Plan generally qualify under Section 162(m) as performance-based compensation. The Committee also believes that the portion of the Annual Incentive Plan that pays out based on the achievement of corporate goals qualifies under Section 162(m). Grants of service-vesting restricted stock are not performance-based, and therefore are potentially not deductible. However, deductibility is not the sole factor used by the Committee in ascertaining appropriate levels or manner of compensation. The Committee believes that it is important to preserve flexibility in administering compensation programs in a manner designed to attract, retain and reward high-performing executives, and to promote business objectives that may not necessarily align with the requirements for full deductibility under Section 162(m). Consequently, the Committee has not adopted a policy that all compensation must qualify as deductible under Section 162(m), and the Company may enter into compensation arrangements under which payments are not deductible under Section 162(m).

Individual Tax Treatment

For individual tax purposes, the Company typically withholds common shares to cover income taxes resulting from the vesting of restricted stock, or payment of common stock earned upon satisfaction of performance share targets.

2010 SUMMARY COMPENSATION TABLE

Set forth below is information regarding compensation earned by or paid or awarded to the following executive officers of the Company during the years ended December 31, 2008, 2009 and 2010: (i) Dennis E. Wheeler, Chairman of the Board, President, and Chief Executive Officer; (ii) Mitchell J. Krebs, Senior Vice President and Chief Financial Officer; (iii) Kelli C. Kast, Senior Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary; (iv) Donald J. Birak, Senior Vice President, Exploration, and (v) K. Leon Hardy, Senior Vice President, Operations, the last three of whom were the three most highly compensated executive officers in addition to the CEO and CFO whose total compensation exceeded $100,000 during 2010. The identification of such Named Executive Officers is determined based on each individual’s total compensation for the year ended December 31, 2010, as reported below.

						Non-Equity
						Incentive Plan
				Stock	Option	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Earnings	Compensation	Total
Position	Year	($)	($)(a)	($)(b)	($)(c)	($)(d)	($)(e)	($)

Dennis E. Wheeler	2010	$646,000	$0	$1,258,599	$601,016	$571,064	$90,750	$3,167,429
Chairman,	2009	$587,633	$279,825	$850,113	$356,864	$359,925	$92,959	$2,527,319
President & Chief	2008	$587,633	$0	$930,666	$334,356	$310,564	$82,143	$2,245,362
Executive Officer
Mitchell J. Krebs	2010	$289,000	$0	$281,059	$134,210	$159,672	$131,609	$995,550
Senior Vice	2009	$262,449	$162,500	$189,860	$79,695	$112,197	$139,202	$945,903
President & Chief	2008	$262,558	$25,000	$172,851	$55,667	$82,480	$84,474	$683,030
Financial Officer
Kelli C. Kast	2010	$289,000	$0	$281,059	$134,210	$159,672	$53,205	$917,146
Senior Vice	2009	$258,906	$116,175	$182,428	$74,530	$116,497	$48,236	$796,773
President, General	2008	$245,444	$0	$210,421	$71,400	$81,005	$33,723	$641,993
Counsel, Chief
Administrative
Officer &
Corporate Secretary
Donald J. Birak	2010	$282,000	$0	$281,059	$134,210	$141,705	$42,317	$881,291
Senior Vice	2009	$262,449	$121,000	$189,860	$79,695	$106,292	$43,489	$802,785
President,	2008	$262,758	$0	$215,045	$74,358	$78,028	$36,985	$667,174
Exploration
K. Leon Hardy	2010	$275,000	$0	$246,320	$117,616	$158,500	$41,237	$828,673
Senior Vice	2009	$249,167	$0	$147,563	$75,658	$98,325	$42,824	$613,537
President,	2008	$230,000	$19,167	$107,910	$56,833	$81,291	$69,493	$564,694
Operations

Explanatory Notes:

(a)	The dollar value of bonus earned during the fiscal year. A one-time discretionary major transaction bonus was awarded to key executives for the successful transaction involving the merger of Bolnisi Gold and Palmarejo Silver & Gold in December 2007. One-half of this major transaction bonus was included in reported 2007 compensation; the second half of this major transaction bonus was paid in early 2009 and is reflected in the above table.

(b)	The aggregate grant date fair value of stock awards, as calculated in accordance with FASB ASC 718, for the year ended December 31, 2010.

	Cash-settled	Cash-settled
	Restricted	Performance
	Share Units	Units

Dennis E. Wheeler	$548,457	$710,143
Mitchell J. Krebs	$122,476	$158,583
Kelli C. Kast	$122,476	$158,583
Donald J. Birak	$122,476	$158,583
K. Leon Hardy	$107,338	$138,982

As explained in the narrative of this proxy statement, the restricted share and restricted share unit awards vest one-third on the first anniversary of the award, one-third on the second anniversary of the award and one-third on the third anniversary of this award.

The actual value to the NEO for performance share and performance unit portion of the grants is dependent upon meeting certain performance criteria at the third anniversary of the award, as explained in “Compensation Discussion and Analysis.” Threshold performance was not met for the performance shares granted in 2008 and therefore the shares for this portion of the 2008 award were forfeited and the value received by the NEOs was zero. The most probable value of the 2010 performance unit grant is shown in the above table; while the maximum value of these 2010 grants is as follows: for Mr. Wheeler $1,420,286; for Mr. Krebs $317,166; for Ms. Kast $317,166; for Mr. Birak $317,166 and for Mr. Hardy $277,964. For additional information see Note L to such financial statements.

(c)	The aggregate grant date fair value of option awards, as calculated in accordance with FASB ASC 718, for the year ended December 31, 2010. As noted in “Compensation Discussion and Analysis,” the value shown for 2010 in the above table reflect cash-settled stock appreciation rights as no options were awarded to NEOs during the year. As explained in the narrative of this proxy statement, these awards vest one-third on the first anniversary of the award, one-third on the second anniversary of the award and one-third on the third anniversary of this award. For additional information see Note L to such financial statements.

(d)	The dollar value of all earnings for services performed during the fiscal year pursuant to awards under non-equity incentive plans (i.e., amounts earned, not paid out) and all earnings on any outstanding awards. The values are Annual Incentive Plan awards made on March 11, 2011. The criteria for such awards are described in detail in “Compensation Discussion and Analysis.”

(e)	All other compensation, including perquisites, gross-ups, and amounts paid or accrued under termination or change-in-control arrangements. Mr. Wheeler’s total includes $21,750 per year in executive physicals for himself and his spouse and $1,500 representing the personal portion of the use of a company provided automobile. Mr. Krebs, Mr. Birak, Ms. Kast and Mr. Hardy each received $12,000 as a personal vehicle allowance for company use. Mr. Krebs received relocation benefits in the amount of $101,670.31 during the year; Ms. Kast received $5,972 in travel compensation benefits and Mr. Hardy received $5,414 in housing supplemental allowance and $1,218 in expatriate tax services. Also includes contributions to the Defined Contribution and 401(k) Retirement Plan (the “Retirement Plan”). All U.S. employees are eligible to participate in the Retirement Plan. The amount of our annual contribution is determined annually by the Board of Directors and may not exceed 15% of the participants’ aggregate compensation. For the year 2010, the contribution was 4%. In addition, the Retirement Plan provides for an Employee Savings Plan which allows each employee to contribute up to 100% compensation, subject to a maximum contribution of $15,500 and an additional $5,000 catch-up if age 50 or over. The Company contributes an amount equal to 100% of the first 3% of an employee’s contribution and 50% of the next 2% of employee’s contribution. Defined contributions under the Retirement Plan are fully vested after six years of employment and the Company’s match contribution vests immediately. Retirement benefits under the Retirement Plan are based on a participant’s investment fund account upon retirement. For 2010, each of Messrs. Wheeler, Krebs, Birak, Ms. Kast and Mr. Hardy were credited with an additional contribution based on 5% of their income in excess of the above-referenced Retirement Plan limit of $49,100, $14,215, $11,917, $,11,577 and $4,206, respectively.

2010 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding all incentive plan awards that were made to the Named Executive Officers during 2010, including incentive plan awards (equity-based and non-equity based) and other plan-based awards. Disclosure on a separate line item is provided for each grant of an award made to a Named Executive Officer during the year. The information supplements the dollar value disclosure of stock, option and non-stock awards in the Summary Compensation Table by providing additional details about such awards. Equity incentive-based awards are subject to a performance condition or a market condition as those terms are defined by FASB ASC 718. Non-equity incentive plan awards are awards that are not subject to FASB ASC 718 and are intended to serve as an incentive for performance to occur over a specified period.

								All Other	All Other
								Stock	Option		Grant
								Awards:	Awards:	Exercise or	Date Fair
		Estimated Possible Payouts			Estimated Future Payouts			Number of	Number of	Base	Value of
		Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Price of	Stock and
	Grant	Plan Awards			Plan Awards			Stock or	Underlying	Option	Option
	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Award
Name	(a)	($)(b)	($)(b)	($)(b)	(#)(c)	(#)(c)	(#)(c)	(#)(d)	(#)(e)	($/Sh)(f)	(g)

Dennis E. Wheeler	3/8/2010	205,672	411,343	822,686
	3/2/2010				8,904	35,614	71,228				$710,143
	3/2/2010							35,614			$548,456
	3/2/2010								58,694	15.40	$601,016
Mitchell J. Krebs	3/8/2010	59,051	118,102	236,204
	3/2/2010				1,988	7,953	15,906				$158,583
	3/2/2010							7,953			$122,476
	3/2/2010								13,167	15.40	$134,210
Kelli C. Kast	3/8/2010	59,051	118,102	236,204
	3/2/2010				1,988	7,953	15,906				$158,583
	3/2/2010							7,953			$122,476
	3/2/2010								13,167	15.40	$134,210
Donald J. Birak	3/8/2010	59,051	118,102	236,204
	3/2/2010				1,988	7,953	15,906				$158,583
	3/2/2010							7,953			$122,476
	3/2/2010								13,167	15.40	$134,210
K. Leon Hardy	3/8/2010	51,750	103,500	207,000
	3/2/2010				1,743	6,970	13,940				$138,982
	3/2/2010							6,970			$107,338
	3/2/2010								11,539	15.40	$117,616

Explanatory Notes:

(a)	Date of Grants for 2010 under the Annual Incentive Plan and Long-Term Incentive Plan.

(b)	The dollar value of the estimated future payout upon satisfaction of the conditions in question under non-equity incentive plan awards granted in the fiscal year, or the applicable range of estimated payouts denominated in dollars (threshold, target, and maximum amount).

(c)	The number of performance units to be paid out or vested upon satisfaction of the conditions in question within the applicable range of estimated payouts (threshold at 25%, target at 100%, and maximum amount at 200%) as determined by comparison of the Company’s total shareholder returns to its peers. Please refer to the discussion in LTIP Section of the CD&A.

(d)	The number of restricted stock units granted in the fiscal year that are not required to be disclosed in columns (f) and (g).

(e)	The number of stock appreciation rights underlying options granted in the fiscal year that are not required to be disclosed in the columns (f) and (g).

(f)	The per-share exercise or base price of the stock appreciation rights granted in the fiscal year.

(g)	Fair market value of stock and options granted on the award date.

OUTSTANDING EQUITY AWARDS AT 2010 YEAR-END

The following table sets forth information on outstanding option and stock awards held by the Named Executive Officers at December 31, 2010, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option.

	Option Awards					Stock Awards
								Equity	Equity
								Incentive	Incentive
								Plan	Plan Awards:
			Equity					Awards:	Market
			Incentive					Number	or Payout
			Plan Awards:				Market	of Unearned	Value of
		Number of	Number			Number of	Value of	Shares,	Unearned
	Number of	Securities	of Securities			Shares or	Shares or	Units or	Shares,
	Securities	Underlying	Underlying			Units of	Units of	Other	Units or
	Underlying	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Other Rights
	Unexercised	Options (#)	Unearned	Exercise	Option	Have Not	Have Not	Have Not	That Have
	Options (#)	Unexercisable	Options	Price	Expiration	Vested	Vested	Vested	Not Vested
Name	Exercisable	(a)	(#)	($)	Date	(#)(b)	($)	(#)(c)	($)(d)

Dennis E. Wheeler	21,859			$7.40	12/17/2011	74,421	$2,033,182	97,192	$1,558,370
	2,772			$12.30	3/19/2012
	22,351			$18.50	9/17/2012
	6,256			$16.30	10/2/2012
	10,998			$70.90	2/19/2014
	20,725			$39.20	2/16/2015
	9,229			$51.40	2/20/2016
	12,321			$39.90	3/20/2017
	8,742	4,370		$48.50	1/10/2018
	30,471	60,940		$10.00	2/3/2019
	0	58,964		$15.40	3/2/2020
Mitchell J. Krebs	1,584	0		$70.90	2/19/2014	16,491	$450,534	21,323	$337,578
	2,843	0		$39.20	2/16/2015
	1,536	0		$51.40	2/20/2016
	2,051	0		$39.90	3/20/2017
	1,456	727		$48.50	1/10/2018
	0	13,608		$10.00	2/3/2019
	0	13,167		$15.40	3/2/2020
Kelli C. Kast	1,844	0		$51.40	2/20/2016	16,068	$438,978	20,846	$332,487
	2,632	0		$39.90	3/20/2017
	1,867	933		$48.50	1/10/2018
	3,773	12,726		$10.00	2/3/2019
	0	13,167		$15.40	3/2/2020
Donald J. Birak	2,255	0		$70.90	2/19/2014	16,617	$453,976	21,699	$347,850
	4,047	0		$39.20	2/16/2015
	1,944	0		$51.40	2/20/2016
	2,741	0		$39.90	3/20/2017
	1,945	971		$48.50	1/10/2018
	6,806	13,608		$10.00	2/3/2019
	0	13,167		$15.40	3/2/2020	15,297	$417,914	20,328	$331,743
K. Leon Hardy	890	0		$39.90	3/20/2017
	632	315		$48.50	1/10/2018
	1,619	809		$24.20	7/8/2018
	6,461	12,919		$10.00	2/3/2019
	0	11,539		$15.40	3/2/2020

Explanatory Notes:

(a)	As to stock options listed as unvested: For Mr. Wheeler 4,370 vested 01/10/11; 18,062 vested 02/03/11 and 18,062 vest 02/03/12. For Mr. Krebs 727 vested 01/10/11; 4,033 vested 02/03/11 and 4,033 vest 02/03/12. For Mr. Birak 971 vested 1/10/11; 4,034 vested 02/03/11 and 4,032 vest 02/03/12. For Ms. Kast

933 vested 01/10/11; 3,772 vested 02/03/11 and 3,772 vest 02/03/12. For Mr. Hardy 315 vested 01/10/11; 3,829 vested 02/03/11; 809 vest 7/08/11 and 3,829 vest 02/03/12.

As to stock appreciation rights listed as unvested: For Mr. Wheeler 12,408 vested 2/03/11; 19,655 vested 03/02/11; 12,408 vest 2/03/12; 19,655 vest 03/02/12 and 19,654 vest 03/02/13. For Mr. Krebs 2,771 vested 2/03/11; 4,389 vested 03/02/11; 2,771 vest 2/03/12; 4,389 vest 03/02/12 and 4,389 vest 03/02/13. For Mr. Birak 2,771 vest 2/03/11; 4,389 vested 03/02/11; 2,771 vest 2/03/12; 4,389 vest 03/02/12 and 4,389 vest 03/02/13. For Ms. Kast 2,592 vested 2/03/11; 4,389 vested 03/02/11; 2,590 vest 2/03/12; 4,389 vest 03/02/12 and 4,389 vest 03/02/13. For Mr. Hardy 2,631 vested 2/03/11; 3,847 vested 03/02/11; 2,630 vest 2/03/12; 3,846 vest 03/02/12 and 3,846 vest 03/02/13.

(b)	As to the number of shares of restricted stock listed as granted and unvested: For Mr. Wheeler 2,244 vested 1/10/11; 10,838 vested 02/03/11 and 10,836 vest 02/03/12. For Mr. Krebs 373 vested 01/10/11; 2,421 vested 02/03/11 and 2,419 vest 02/03/12. For Mr. Birak 499 vested 01/10/11; 2,421 vested 02/03/11 and 2,419 vest 02/03/12. For Ms. Kast 479 vested 01/10/11; 2,264 vested 02/03/11 and 2,262 vest 02/03/12. For Mr. Hardy 162 vested 01/10/11; 2,298 vested 02/03/11; 414 vest 07/08/11 and 2,297 vest 02/03/12.

As to restricted stock units listed as granted and unvested: For Mr. Wheeler 7,445 vested 2/03/11; 11,872 vested 03/02/11; 7,444 vest 2/03/12; 11,871 vest 03/02/12 and 11,871 vest 03/02/13. For Mr. Krebs 1,663 vested 2/03/11; 2,651 vested 03/02/11; 1,662 vest 2/03/12; 2,651 vest 03/02/12 and 2,651 vest 03/02/13. For Mr. Birak 1,663 vested 2/03/11; 2,651 vested 03/02/11; 1,662 vest 2/03/12; 2,651 vest 03/02/12 and 2,651 vest 03/02/13. For Ms. Kast 1,555 vested 2/03/11; 2,651 vested 03/02/11; 1,555 vest 2/03/12; 2,651 vest 03/02/12 and 2,651 vest 03/02/13. For Mr. Hardy 1,578 vested 2/03/11; 2,324 vested 03/02/11; 1,578 vest 2/03/12; 2,323 vest 03/02/12 and 2,323 vest 03/02/13.

(c)	The total number of performance shares which do not vest until three years from date of grant.

(d)	The total value having fair market value at close of business at end of the year (12/31/2010).

2010 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding each exercise of stock options and vesting of restricted stock during 2010 for each of the Named Executive Officers on an aggregated basis.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)(a)	(#)	($)(b)

Dennis E. Wheeler	—	—	27,125	$434,267
Mitchell J. Krebs	4,035	$29,173	5,906	$94,394
Kelli C. Kast	—	—	5,935	$95,502
Donald J. Birak	—	—	6,209	$99,681
K. Leon Hardy	—	—	4,651	$71,584

Explanatory Notes:

(a)	The aggregate dollar value realized upon exercise of options (i.e., the difference between the market price of the underlying shares at exercise and the exercise price), or upon the transfer of an award for value.

(b)	The aggregate dollar value realized upon vesting of stock (i.e., the number of shares times the market price of the underlying shares on the vesting date), or upon the transfer of an award for value.

PENSION BENEFITS AND NON-QUALIFIED DEFERRED COMPENSATION

The Company does not maintain a Defined Benefit Pension Program nor does it provide a Non-Qualified Deferred Compensation Program.

Potential Payments Upon Termination or Change-in-Control

The Company has change-in-control agreements with each of the Named Executive Officers that provide for certain benefits that will be payable to the executives in the event of a change-in-control and the termination of the executive’s employment within two years after such change-in-control for any reason other than for cause, disability, death, normal retirement or early retirement. See “Termination of Employment/Severance and Change-in-Control Arrangements” in the “Compensation Discussion and Analysis” section above for more detailed information on change-in-control benefits and definitions.

For all of the NEOs except the CEO, the change-in-control agreements provide that in event the payment provided would constitute a “parachute payment” under Section 280G of the Internal Revenue Code, the payment will be reduced to the amount that will result in no portion being subject to the excise tax. The change-in-control agreement for the CEO provides that for any payment that qualifies as an “excess parachute payment”, the Company will pay an additional amount so that the net amount retained by the CEO after the deduction of all applicable taxes will be equal to the initial change-in-control payment.

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the Named Executive Officers would be entitled upon termination of employment following a change-in-control assuming the triggering event took place on December 31, 2010 (i.e., the last business day of 2010) and the price per share of the Company’s shares is the closing market price as of that date.

				Acceleration
				and
				Continuation
			Continuation	of Equity
			of Medical/	Awards
		Incremental	Welfare	(Unamortized
	Cash	Pension	Benefits	Expenses
	Severance	Benefit	(Present	as of	Excise Tax	Total
	Payments	(Present	Value)	12/31/10)	Gross-up	Termination
Name	(a)	Value)	(b)	(c)	(d)	Benefits

Dennis E. Wheeler
• Not for cause — involuntary	8,914,800	0	40,353	0	0	8,955,153
• Death & disability	1,162,800	0	0	0	0	1,162,800
• Not for cause — voluntary under age 65	0	0	0	0	0	0
• Termination subsequent to a change-in-control	8,914,800	0	40,353	0	5,532,043	14,487,196
Mitchell J. Krebs(e)
• Not for cause — involuntary	838,100	0	9,756	437,114	0	1,284,970
• Death & disability	0	0	0	0	0	0
• Not for cause — voluntary under age 65	0	0	0	0	0	0
• Termination subsequent to a change-in-control	1,676,200	0	20,022	437,114	0	2,133,336
Kelli C. Kast(e)
• Not for cause — involuntary	838,100	0	20,832	429,759	0	1,288,691
• Death & disability	0	0	0	0	0	0
• Not for cause — voluntary under age 65	0	0	0	0	0	0
• Termination subsequent to a change-in-control	1,676,200	0	42,830	429,759	0	2,148,789
Donald J. Birak(e)
• Not for cause — involuntary	817,800	0	21,099	437,503	0	1,276,402
• Death & disability	0	0	0	0	0	0

				Acceleration
				and
				Continuation
			Continuation	of Equity
			of Medical/	Awards
		Incremental	Welfare	(Unamortized
	Cash	Pension	Benefits	Expenses
	Severance	Benefit	(Present	as of	Excise Tax	Total
	Payments	(Present	Value)	12/31/10)	Gross-up	Termination
Name	(a)	Value)	(b)	(c)	(d)	Benefits

• Not for cause — voluntary under age 65	0	0	0	0	0	0
• Termination subsequent to a change-in-control	1,635,600	0	43,379	437,503	0	2,116,482
K. Leon Hardy(e)
• Not for cause — involuntary	797,500	0	17,276	398,372	0	1,213,148
• Death & disability	0	0	0	0	0	0
• Not for cause — voluntary under age 65	0	0	0	0	0	0
• Termination subsequent to a change-in-control	1,595,000	0	35,518	398,372	0	2,028,890

Explanatory Notes:

(a)	Cash severance payments consist of base salary, annual incentive plan at target, and cash value of long-term incentive plan at target, multiplied by the contract life. In the case of Mr. Wheeler, contract term for change-in-control and employment agreement is three years; for the other Named Executive Officers, contract term is two years for change-in-control and 12 months for employment agreements. For all Named Executive Officers, the cash is paid in a lump sum.

(b)	Represents the net present value of medical, life, accidental death and disability for the term of the contract.

(c)	Represents any unvested stock options, Restricted Stock, or other equity awards remaining to be expensed. Under 123(4) and provisions of the long-term incentive plan equity awards are expensed upon the participant reaching retirement age as defined under the plan. Mr. Wheeler reached the retirement age during 2007, therefore there are no unamortized expenses relative to his equity awards.

(d)	Upon a change in control, Mr. Wheeler is entitled to be reimbursed for the excise taxes as a result of Section 280(G) excise tax rules.

(e)	Under provisions in the employment contracts of all of the Named Executive Officers except Mr. Wheeler, the severance payments may be reduced to keep the total payments from exceeding the cap imposed by the Golden Parachute rules. (The reductions for Messrs. Krebs, Birak, Ms. Kast and Mr. Hardy would be $733,700, $1,057,209, $1,282,909, $1,233,091, respectively.)

DIRECTOR COMPENSATION

Pursuant to our 2005 Non-Employee Directors’ Equity Incentive Plan, outside directors receive an annual retainer of $90,000, of which they must take a minimum of $20,000 in the form of common stock. Each director may elect to receive common stock in lieu of cash for up to the entire retainer amount. The directors of the Company are encouraged to hold common stock in the Company, thereby aligning their interests with those of the shareholders. In late 2010 the Board adopted share ownership guidelines calling for directors to hold common shares equal to three years of the cash component of the director’s annual retainer. Directors are given five years to attain this new required level of common share ownership. The Board also adjusted the directors’ retainer fees effective January 1, 2011, to $120,000, of which a minimum of $60,000 is issued in the form of common shares. The chairman fee for the Audit Committee is $10,000 per year and the chairman fees for the Compensation Committee, the Nominating and Corporate Governance Committee and the Environmental, Health, Safety and Social Responsibility Committee are $7,500 per year. Committee members and chairmen receive $1,500 for each Committee meeting attended.

The following table sets forth information regarding the compensation received by each of the Company’s directors during the year ended December 31, 2010:

	Fees
	Earned or
	Paid in	Stock	Option
	Cash	Awards	Awards	Total
Name	($)(a)	($)(b)	($)(c)	($)

L. Michael Bogert	$67,151	$24,793	—	$91,944
James J. Curran	$84,053	$19,996	—	$104,049
Sebastian Edwards	$72,553	$19,996	—	$92,549
Andrew Lundquist	$59,329	$29,628	—	$88,957
Robert E. Mellor	$81,553	$19,996	—	$101,549
John H. Robinson	$79,866	$19,996	—	$99,861
J. Kenneth Thompson	$79,643	$24,793	—	$104,436
Timothy R. Winterer	$75,553	$19,996	—	$95,549

Explanatory Notes:

(a)	The aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees, and meeting fees.

(b)	These figures represent the aggregate grant date fair value of stock awards, as calculated in accordance with FASB ASC 718, granted during 2010. For additional information see Note L to the Company’s consolidated financial statements for the year ended December 31, 2010. Each director received no less than $20,000 of the annual director’s fee in common stock. Stock is granted in full shares which may not equal exactly $20,000. The total number of shares held under outstanding stock awards by each director as of December 31, 2010, is as follows: L. Michael Bogert — 4,049, James J. Curran — 5,150, Sebastian Edwards — 5,393, Andrew Lundquist — 7,611, Robert E. Mellor — 5,150, John H. Robinson — 5,859, J. Kenneth Thompson — 7,017, and Timothy R. Winterer — 7,208.

(c)	For awards of stock options, the aggregate grant date fair value computed in accordance with FAS 123(R). The aggregate number of shares subject to outstanding options held by each director as of December 31, 2010, is as follows: L. Michael Bogert — 0, James J. Curran — 8,800, Sebastian Edwards-0, Andrew Lundquist — 0, Robert E. Mellor — 2,032, John H. Robinson — 3,520, J. Kenneth Thompson — 6,636, and Timothy R. Winterer — 4,252.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

JOHN H. ROBINSON, Chairman
ROBERT E. MELLOR
SEBASTIAN EDWARDS
L. MICHAEL BOGERT

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2010 regarding the Company’s equity compensation plans.

Number of Shares
Remaining Available for
Future Issuance Under
	Number of Shares to Be		Equity Compensation
	Issued Upon Exercise of		Plans (Excluding
	Outstanding Options,	Weighted-Average	Securities Reflected in
	Warrants and Rights	Exercise Price	Column (a)
Plan Category	(a)	(b)	(c))
Equity compensation plans approved by security holders	330,840	$24.60 (1)	4,219,762

Equity compensation plans not approved by security holders	—		—

Total	330,840	$24.60	4,219,762

(1)	Amounts include 100,828 performance shares which are issued at the end of the three year service period if certain market conditions are met and the recipient remains an employee of the Company.

CERTAIN RELATED PERSON TRANSACTIONS

Coeur’s policies and procedures for the review, approval or ratification of related person transactions are set forth in the Policies and Procedures Regarding Related Person Transactions attached to the charter of the Nominating and Corporate Governance Committee, a copy of which is available on our website, www.coeur.com. As more fully explained therein, a related person transaction is a consummated or currently proposed transaction in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which a related person (i.e., any director or executive officer or nominee for director, or any member of the immediate family of such person) has or will have a direct or indirect material interest. Coeur’s policies and procedures require that the executive officer, director or nominee disclose any such related party transaction to the Nominating and Corporate Governance Committee before, if possible, or as soon as practicable after, the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee becomes aware of the related person transaction. Such executive officer, director or nominee must disclose the particulars of the related party transaction to the Nominating and Corporate Governance Committee, including the identities of the parties, the amount involved in the transaction and the person’s interest in the transaction. The Nominating and Corporate Governance Committee’s decision whether or not to approve or ratify the related person transaction is made in light of the Committee’s determination as to whether consummation of the transaction is believed by the Committee to not be in or have been contrary to the best interests of the Company.

During 2010, the Company paid the firm BlueWater Strategies LLC, a business and government relations consulting and project managing firm of which Andrew Lundquist, a member of the Company’s Board of

Directors, is Managing Partner, a total of approximately $135,000 in connection with government relations consulting services primarily relating to our Kensington project in Alaska.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Coeur’s officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership of our equity securities on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on a review of such forms furnished to the Company, we believe that during 2010 all required reports were filed on a timely basis under Section 16(a).

YEAR 2012 SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 2012 Annual Meeting must be received by the Company’s Secretary, 505 Front Avenue, Post Office Box I, Coeur d’Alene, Idaho 83816 no later than November 30, 2011 in order for them to be considered for inclusion in the 2012 Proxy Statement. A shareholder desiring to submit a proposal to be voted on at next year’s Annual Meeting, but not desiring to have such proposal included in next year’s proxy statement relating to that meeting, should submit such proposal to the Company by February 13, 2012. Failure to comply with that advance notice requirement will permit management to use its discretionary voting authority if and when the proposal is raised at the Annual Meeting without having had a discussion of the proposal in the proxy statement.

OTHER MATTERS

Management is not aware of any other matters to be considered at the Annual Meeting. If any other matters properly come before the meeting, the persons named in the enclosed proxy will vote the Proxy in accordance with their discretion.

This proxy statement is accompanied by the Company’s 2010 Annual Report to Shareholders, which includes financial statements for the year ended December 31, 2010. The Annual Report is not to be regarded as part of the proxy solicitation materials.

Any shareholder who would like a copy of our 2010 Annual Report on Form 10-K may obtain one, without charge, by addressing a request to the attention of Kelli Kast, Corporate Secretary, Coeur d’Alene Mines Corporation, 505 Front Avenue, P.O. Box I, Coeur d’Alene, Idaho 83816. The Company’s copying costs will be charged if copies of exhibits to the Form 10-K are requested. You may also obtain a copy of the Form 10-K, including exhibits, from our website, www.coeur.com, by clicking on “Investors.”

By order of the Board of Directors,

/s/  Dennis E. Wheeler

DENNIS E. WHEELER
Chairman of the Board

Coeur d’Alene, Idaho
March 29, 2011

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting are available through 11:59 PM Eastern Time on Monday, May 9, 2011. OR If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET http://www.proxyvoting.com/cde Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. Mark Here for Address Change or Comments SEE REVERSE NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature Signature Date Please mark your votes as indicated in this example X THIS PROXY WILL BE VOTED AS DIRECTED BELOW, BUT IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE LISTED BELOW, “FOR” ITEMS 2 AND 3, EVERY “3 YEARS” ON ITEM 4, AND OTHERWISE IN THE DISCRETION OF THE APPOINTED PROXY. FOR ALL Nominees: WITHHOLD FOR ALL *EXCEPTIONS FOR AGAINST ABSTAIN 2 year3 years s 1 year Abstain 1. ELECTION OF DIRECTORS 01 L. Michael Bogert 02 James J. Curran 03 Sebastian Edwards 04 Andrew Lundquist 05 Robert E. Mellor 06 John H. Robinson 07 J. Kenneth Thompson 08 Timothy R. Winterer 09 Dennis E. Wheeler (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions 2. Ratification of the appointment of KPMG LLP as the company’s independent registered public accounting firm. 3. Advisory resolution on executive compensation. This proxy will be governed by and construed in accordance with the laws of the State of Idaho and applicable federal securities laws. 4. Advisory vote on the frequency of future advisory votes on executive compensation. Fulfillment 96795 96794

You can now access your Coeur d’Alene Mines Corporation account online. Access your Coeur d’Alene Mines Corporation account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, the transfer agent for Coeur d’Alene Mines Corporation, now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect ® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-359-8554 Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders to be held on May 10, 2011. The Proxy Statement and the 2010 Annual Report to Shareholders are available at: http://www.proxyvoting.com/cde FOLD AND DETACH HERE REVOCABLE PROXY COEUR D’ALENE MINES CORPORATION Annual Meeting of Stockholders — May 10, 2011 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Dennis E. Wheeler or, in his absence, Mitchell J. Krebs, as proxy with full power of substitution, and authorizes him to represent and vote, as provided on the other side, all the shares of Coeur d’Alene Mines Corporation Common Stock which the undersigned is entitled to vote, and, in his discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 10, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment. FOLD AND DETACH HERE (Continued and to be marked, dated and signed, on the other side) Fulfillment 96794 96795